Exhibit 10.1
ASSET PURCHASE AGREEMENT
by and among
ORIGEN FINANCIAL, INC.,
ORIGEN SERVICING, INC.,
ORIGEN FINANCIAL, L.L.C.
and
GREEN TREE SERVICING LLC
Dated as of April 30, 2008

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS

1.1. Defined Terms	2
1.2. Construction	2

ARTICLE II. PURCHASE AND SALE	17

2.1. Purchase and Sale	17
2.2. Excluded Assets	17
2.3. Appointment and Assumption Agreements; Liabilities	18
2.4. Security Interest	20

ARTICLE III. PURCHASE PRICE	20

3.1. Purchase Price	20
3.2. Purchase Price Adjustments	20
3.3. Allocation of Purchase Price	22

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF the Seller Parties	22

4.1. The Seller Parties’ Representations and Warranties	22

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER	28

5.1. Buyer Representations and Warranties	28

ARTICLE VI. ADDITIONAL COVENANTS AND FURTHER ASSURANCES	30

6.1. Certain Covenants of Seller Parties	30
6.2. Certain Covenants of Buyer	35
6.3. Post-Closing Servicing; Obligor Notices	37
6.4. Post Closing Data Files	38
6.5. Further Assurances	38
6.6. Further Actions	38
6.7. Transaction Costs; Taxes	39
6.8. Employment Matters	39
6.9. Certain Litigation Matters	40
6.10. Confidentiality	40
6.11. Certain Lease Apportionments	41
6.12. Fort Worth Real Property	41
6.13. Servicing of Third Party Accounts	41
6.14. Servicing of MH Accounts	42
6.15. Optional Redemption	42
6.16. Performance by Sellers	43
6.17. Delivery of Certain Information	43
6.18. Mitigation of Losses	43
6.19. Termination of Servicing	43
6.20. Reserve Accounts	44
6.21. Required Liquidity Maintenance	44
6.22. Access to Fort Worth Real Property	46

ARTICLE VII. CONDITIONS TO OBLIGATIONS OF BUYER	46

7.1. Conditions	46

ARTICLE VIII. CONDITIONS TO OBLIGATIONS OF SELLER PARTIES	47

8.1. Conditions	47

ARTICLE IX. CLOSING	48

9.1. Time and Place	48
9.2. Deliveries by Seller Parties	48
9.3. Deliveries by Buyer	50

ARTICLE X. INDEMNIFICATION	50

10.1. Survival	50
10.2. Indemnification	51
10.3. Exclusive Remedy	54

ARTICLE XI. TERMINATION	54

11.1. Termination	54
11.2. Effect of Termination	55

ARTICLE XII. NOTICES	56

12.1. Notices	56

ARTICLE XIII. GENERAL	57

13.1. Entire Agreement	57
13.2. Publicity	57
13.3. Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process	58
13.4. Waiver of Jury Trial	58
13.5. Amendment; Waiver; Consent	58
13.6. Successors and Assigns; No Third-Party Beneficiaries	59
13.7. Severability	59
13.8. Headings and Captions	59
13.9. Absence of Presumption	60
13.10. Counterparts; Facsimile	60

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EXHIBITS AND SCHEDULES
EXHIBITS:
Exhibits A-1, A-2, A-3, A-4, A-5 and A-6 — Forms of Servicer Appointment and Assumption Agreement
Exhibit B — Assignment and Assumption Agreement
Exhibit C — Form of Assignment of Leases
Exhibit D — Form of Bill of Sale
Exhibit E — Form of Effective Notice
Exhibit F — Form of Power of Attorney
Exhibit G — Form of Transitional Services Agreement
Exhibits H-1, H-2 and H-3 — Forms of Legal Opinions
Exhibit I — Form of Whole Loan Servicing Agreement
SCHEDULES:
Schedule I — Closing Date File
Schedule II — Certain Excluded Assets
Schedule III — Certain Fort Worth Assets
Schedule IV — Certain Platform Assets
Schedule V — Non-Third Party Servicing Agreements
Schedule VI — Subject Employees
Schedule VII — Third Party Fee Schedule
Schedule VIII — Third Party Servicing Agreements
Schedule 3.1(b) — Baseline Purchase Price Calculation
Schedule 3.1(c) — Seller Wire Instructions
Schedule 3.3 — Purchase Price Allocation
Schedule 4.1(c)(ii) — No Consent
Schedule 4.1(c)(iii) — No Violation
Schedule 4.1(d) — Litigation
Schedule 4.1(e) — Brokers and Finders
Schedule 4.1(f) — Servicing Agreement
Schedule 4.1(g) — Conveyed Property
Schedule 4.1(h)(i) — Servicing Fees Payable
Schedule 4.1(h)(ii) — Force-Placed Premium
Schedule 4.1(h)(iii) — Servicing Advance
Schedule 4.1(k) — Data File Disclosure
Schedule 4.1(m) — Assigned Leases
Schedule 4.1(o)(i) — Employee Benefits; Employment Matters
Schedule 4.1(t) — Liens
Schedule 6.1(e) — Voluntary Hazard Insurance Policies
Schedule 6.1(h) — Management or Key Employees of Buyer
Schedule 6.17(a) — Reported Data
Schedule 6.17(c) — Monthly Servicing Data to be Posted by Buyer

ASSET PURCHASE AGREEMENT
          ASSET PURCHASE AGREEMENT, dated as of April 30, 2008, by and among Origen Financial, Inc., a Delaware corporation (“Parent”), Origen Servicing, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“OSI”), Origen Financial L.L.C., a Delaware limited liability company and a wholly owned direct subsidiary of Parent (“OFLLC” and, together with OSI, “Sellers”), and Green Tree Servicing LLC, a Delaware limited liability company (“Buyer”). Except as otherwise provided herein, terms used in this Agreement shall have the respective meanings ascribed to them in Section 1.1 hereof.
W I T N E S S E T H:
          WHEREAS, each Seller is currently a Servicing Party under one or more of the Servicing Agreements;
          WHEREAS, each Seller desires to resign as Servicing Party (as applicable) under the Servicing Agreements to which it is a party and, in connection with such resignation, to propose the Buyer or one or more of its Affiliates as Servicing Parties under the Servicing Agreements and to sell and assign to Buyer or its Affiliates (i) the right to receive reimbursement for certain advances made by such Seller, and certain insurance premiums paid by such Seller, in the performance of its duties as Servicing Party under the Servicing Agreements, (ii) certain rights under the Fort Worth Lease, (iii) the Fort Worth Assets and (iv) the Platform Assets;
          WHEREAS, concurrently with Sellers’ resignations as Servicing Parties under the Servicing Agreements, Buyer desires to have the Trustee appoint it or its Affiliates as Servicing Parties under each Servicing Agreement and, in connection with such appointment on the terms and conditions set forth herein, Buyer is willing to (i) assume all responsibilities, duties, liabilities and obligations of the Servicing Parties under the Servicing Agreements on and after the Closing Date and to succeed to all rights in connection therewith, (ii) purchase from such Seller the payment and reimbursement rights described above, (iii) acquire certain rights and assume certain obligations under the Fort Worth Lease, (iv) acquire the Fort Worth Assets and (iv) acquire the Platform Assets;
          WHEREAS, Sellers’ resignations as Servicing Parties, and Buyer’s appointment as Servicing Party, under the Servicing Agreements are subject to the satisfaction of certain conditions, as set forth below in this Agreement;
          WHEREAS, the sale and assignment from Sellers to Buyer or its Affiliates as provided herein of the payment and reimbursement rights described above are subject to the satisfaction of certain conditions, as set forth below in this Agreement; and
          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, certain holders of capital stock of Parent are entering into the Voting Agreement with a Buyer Party, pursuant to which, among other things, such holders will agree to vote all of their shares of capital stock of Parent in favor of adopting and approving this Agreement and the transactions contemplated hereby;

          NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
     1.1. Defined Terms. All capitalized terms used but not defined herein shall have the respective meanings set forth in the applicable Servicing Agreements as in effect on the date hereof and the following defined terms from the applicable Servicing Agreements shall be incorporated herein by reference: “Contract,” “Contract Documents,” “Hazard Insurance Policy,” “Mortgage Loan,” “Mortgage Loan Documents,” “Mortgagor” and “Obligor.” Whenever used herein, the following words and phrases, unless the context otherwise requires, will have the following meanings:
          “2007 Loan Agreement” shall have the meaning set forth in the definition of Secured Indebtedness herein.
          “Action” means any claim, action, cause of action, suit, proceeding, arbitral action, arbitration, governmental inquiry, criminal prosecution, hearing, investigation, regulatory exam, consent order or litigation.
          “Affiliate” means, as to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.
          “Agreement” means this Asset Purchase Agreement (together with all exhibits and schedules attached or delivered pursuant hereto), as amended, modified, supplemented, waived or restated from time to time in accordance with its terms.
          “Allocable Share” means, with respect to each Seller, a fraction computed as follows: (a) the numerator equals the aggregate percentage of unpaid principal balance, as of the Closing Date, for which such Seller has the right to act as Servicer (as distinct from Subservicer or Back-Up Servicer) immediately prior to the Closing Date; and (b) the denominator equals the aggregate amount of the unpaid principal balance, as of the Closing Date, of all Serviced Accounts.
          “Appointment and Assumption Agreement” means an agreement, substantially in the form attached hereto as Exhibit A-1, A-2, A-3 A-4, A-5 and A-6, to be executed by the Trustee or, in the case of the Third Party Servicing Agreements, the Owner, Buyer, the applicable Seller, and other parties, with respect to the Servicing Agreement of each Series, with any additional provisions reasonably requested by the Trustee that do not adversely affect the rights or obligations of such Seller (as reasonably determined by Parent) or of any Buyer Party

(as reasonably determined by Buyer) or the economic terms of the transactions contemplated by this Agreement as reasonably determined by each of Parent and Buyer.
          “Assigned Leases” means, collectively, the Fort Worth Lease, the Fort Worth Sublease and the Temporary Use and Occupancy Agreements.
          “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement with respect to the Shared Services Agreement, substantially in the form attached as Exhibit B hereto.
          “Assignment of Leases” means an Assignment and Assumption of Lease with respect to the Assigned Leases, substantially in the form attached as Exhibit C hereto.
          “Assumed Liabilities” shall have the meaning set forth in Section 2.3(b) hereof.
          “Baseline Purchase Price” shall have the meaning set forth in Section 3.1(b) hereof.
          “Bill of Sale” means a bill of sale, substantially in the form attached as Exhibit D hereto.
          “Borrower” means an Obligor or a Mortgagor.
          “Business Day” means any day other than Saturday or Sunday or other day on which commercial banking institutions located in the State of New York are authorized or obligated to be closed under the Laws of the State of New York.
          “Buyer” shall have the meaning set forth in the preamble of this Agreement.
          “Buyer Indemnitees” shall have the meaning set forth in Section 10.2(a)(i) hereof.
          “Buyer Parties” means Buyer and its Affiliates.
          “Cap” shall have the meaning set forth in Section 10.2(a)(ii) hereof.
          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Equivalents” means, as at any date of determination; (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from

Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
          “Closing” shall have the meaning set forth in Section 9.1 hereof.
          “Closing Data File” means, for each Series, each data file set forth on Schedule I hereto in a text format.
          “Closing Date” shall have the meaning set forth in Section 9.1 hereof.
          “Closing Date Purchase Price” shall have the meaning set forth in Section 3.2(b)(i) hereof.
          “Closing Date Purchase Price Schedule” shall have the meaning set forth in Section 3.2(b)(i) hereof.
          “Closing Documents” means, collectively, this Agreement, the Bill of Sale, the Appointment and Assumption Agreements, the Assignment of Leases, the Transitional Services Agreement, the Voting Agreement, the Assignment and Assumption Agreement, the Whole Loan Servicing Agreement and any other contract, certificate or consent to be executed and/or delivered by any Seller Party or a Buyer Party at the Closing pursuant to this Agreement.
          “Closing Due Period” means, for each Series, the Due Period identified in the Effective Notice (as defined in the applicable Appointment and Assumption Agreement) delivered in connection with the Appointment and Assumption Agreement for such Series.
          “Code” means the United States Internal Revenue Code of 1986.
          “Competing Transaction” shall have the meaning ascribed to such term in Section 6.1(g)(i) hereof.
          “Compliance Certification” means, for any Series, any Exchange Act Report, and Sarbanes-Oxley Certification, and any other certificate of compliance with the requirements of the applicable Servicing Agreement required to be prepared, executed or delivered by the applicable Servicing Party with respect to such Series under the terms of such Servicing Agreement.
          “Conveyed Property” means all of Sellers’ respective right, title and interest in, to and under all of the following items: (a) the right to receive payment of the Unreimbursed

Servicing Advances for each Securitization Series; (b) the right to receive payment of the Unreimbursed Force-Placed Premiums for each Securitization Series; (c) the Shared Services Agreement; (d) the Assigned Leases; (e) the Fort Worth Assets and (f) the Platform Assets. For the avoidance of doubt, Conveyed Property shall not include any Excluded Assets.
          “Countryplace Series” means each of 2005-1 and 2007-1.
          “Data File” means each Closing Data File and Post Closing Data File.
          “Dealer Program” means any dealer incentive or rewards program agreement between a manufactured housing dealer and any Seller Party existing on the Closing Date; provided, however, that any Dealer Program existing on, but terminated after, the Closing Date shall cease to be a “Dealer Program” for purposes of this Agreement.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Dispute” shall have the meaning set forth in Section 10.2(d)(ii) hereof.
          “Effective Notice” means the Effective Notice substantially in the form of Exhibit E to each Appointment and Assumption Agreement.
          “Employee” shall mean each individual who, as of the Closing Date, is or was previously employed by any Seller Party or any of its Affiliates, including in each case each such individual on leave of absence, maternity or paternity leave, vacation, sick leave, short-term disability (but not long-term disability), military leave, jury duty or bereavement leave.
          “Employee Benefit Plan” means, collectively, each “employee benefit plan” (within the meaning ascribed to such term in Section 3(3) of ERISA) and all other employee compensation plans, policies, programs, arrangements, funds, customs, understandings and payroll practices, including each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, executive compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar plans, policies, programs, arrangements, funds, customs, payroll practices or understandings for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (a) arrived at through collective bargaining or otherwise, (b) funded or unfunded, (c) covered or qualified under the Code, ERISA or other applicable Law, (d) set forth in an employment agreement or consulting agreement, or (e) written or oral.
          “Employee List” shall have the meaning ascribed to such term in Section 4.1(o)(i) below.

          “Employment Agreements” shall mean each employment agreement between any Seller Party or any of its Affiliates and any Subject Employee.
          “Environmental Law” means any Law relating to or addressing (a) the manufacture, transport, use, treatment, storage or disposal of a Hazardous Substance, (b) a Release or threatened Release, or (c) the protection of human health or the environment (including the indoor or outdoor environment, natural resources, air, and surface or subsurface land or waters), including CERCLA, RCRA, OSHA, and any similar state Laws.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Seller Party within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “Estimated Purchase Price” shall have the meaning set forth in Section 3.1(b) hereof.
          “Estimated Purchase Price Schedule” shall have the meaning set forth in Section 3.2(a) hereof.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exchange Act Report” means, with respect to any Series, any report required to be delivered with respect to such Series under the Exchange Act and which the applicable Servicing Agreement requires the applicable Servicing Party to prepare, execute or deliver.
          “Excluded Assets” means any and all assets and property of any Seller other than the Conveyed Property, including, without limitation, the assets and property set forth on Schedule II. For the avoidance of doubt, Excluded Assets shall include the Servicing Fee Payable Amount.
          “Excluded Liabilities” shall have the meaning set forth in Section 2.3(b) hereof.
          “Facility Document” means any Servicing Agreement, Securitization Program Document, agreement related to a Third Party Servicing Agreement or agreement related to a Countryplace Series.
          “Finance Laws” means collectively, state usury Laws, state Laws requiring licenses to engage in consumer lending and servicing, consumer finance and servicing, retail installment contract financing and servicing, insurance sales, mortgage lending and servicing and the other businesses of any Seller Party or any of its Affiliates (including, without limitation, the making and servicing of consumer loans and retail installment contracts that are secured by manufactured housing), the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, the Consumer Credit Protection Act, the Right to Financial Privacy Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners

Ownership and Equity Protection Act, the Federal Trade Commission Act, the Fair Debt Collection Practices Act and other Laws regulating lending and servicing.
          “Force-Placed Premium” means, with respect to any force-placed Hazard Insurance Policy, the insurance premium charged or assessed to the account of the related Borrower or the related Serviced Account on such Hazard Insurance Policy.
          “Former Borrower” means any Borrower for which the related Serviced Account has been repaid, charged-off, repurchased from a Trust or is otherwise no longer being serviced by the Servicing Party as of January 1, 2008.
          “Fort Worth Assets” means all appurtenances, fixtures, equipment and any and all other tangible property (personal or otherwise) owned by (and not leased or licensed to) any Seller Party and located on the Fort Worth Real Property (other than any Excluded Assets) or used in the servicing operations of the Fort Worth Facility, including, without limitation, the assets and property set forth on Schedule III hereto.
          “Fort Worth Facility” means the Seller Parties’ operations and facilities located on the Fort Worth Real Property.
          “Fort Worth Lease” means that certain Lease Agreement, dated May 4, 2004, between Mercantile Partners, L.P. and OFLLC, as amended by that certain First Amendment to Lease Agreement, dated December 3, 2004 between Mercantile Partners, L.P. and OFLLC.
          “Fort Worth Real Property” means the real property located at 4250 North Freeway, Fort Worth, Texas and leased by OFLLC pursuant to the Fort Worth Lease.
          “Fort Worth Sublease” means that certain Sublease, dated October 15, 2006, between OFLLC and Hometown America, L.L.C.
          “Forward Sale Agreement” means a forward sale agreement between Buyer and a Trust Interest Holder executed in connection with a Holder Election and providing for the forward sale by Buyer to the Trust Interest Holder of the Redeemed Accounts. Each Forward Sale Agreement will provide that the Redeemed Accounts conveyed thereunder will be serviced by Buyer under the terms and conditions by which Buyer serviced such Redeemed Accounts while they were subject to the Servicing Agreement of the related Redeemable Series.
          “Governmental Authority” means any state, federal, local or foreign government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, arbitrator or any instrumentality of any state, federal, local or foreign government.
          “Guaranty” means that certain Lease Guaranty Agreement, dated as of May 3, 2004 by Parent with respect to the Fort Worth Lease.
          “Hazardous Substance” means any substance, material or waste that: (i) is or may foreseeably be regulated by or defined by any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous waste”, “restricted hazardous waste”, “contaminant”, “toxic waste”, or “toxic substance under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing-material or asbestos-containing material, urea formaldehyde, radioactive materials and polychlorinated biphenyls; or (ii) is any mold, fungi or other microbial/microbiological contaminant or any other indoor air contaminant that could reasonably be expected to result in injury to humans.
          “Holder Election” shall have the meaning set forth in Section 6.15(b) hereof.
          “Indemnitee” shall have the meaning set forth in Section 10.2(c)(i) hereof.
          “Indemnitor” shall have the meaning set forth in Section 10.2(c)(i) hereof.
          “Independent Accountant” shall have the meaning set forth in Section 3.2(b)(ii) hereof.
          “IRS” means the Internal Revenue Service of the United States or any successor Governmental Authority.
          “knowledge” means, as to any Seller Party, the knowledge, after due inquiry, of any of Ronald Klein, J. Peter Scherer, W. Anderson Geater, Jr., Mark Landschulz, Paul Galaspie, Brett Thomas or Donald Brewster.
          “Law” means any law, statute, rule, regulation, ordinance and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.
          “Liabilities” means all indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due), including without limitation, any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, claims or demands with respect to any Law.
          “Lien” means any lien, security interest, pledge, mortgage, claim, option, charge or other encumbrance or restriction of any kind, including restrictions on use, transfer, receipt of income or other exercise of any other attribute of ownership.
          “Loan Agreement” shall have the meaning set forth in the definition of Secured Indebtedness herein.
          “Loan Collateral” means, with respect to any Asset, any real or personal property securing the related Borrower’s obligations with respect to such Asset.
          “Loan Documents” means Contract Documents or Mortgage Loan Documents, as the case may be.
          “Losses” shall have the meaning set forth in Section 10.2(a)(i) hereof.

          “Material Adverse Effect” means any effect or change that is materially adverse to (a) the Conveyed Property and the Assumed Liabilities, taken as a whole, or the occurrence or existence of any circumstances which would be reasonably likely to result in such a material adverse change or effect, (b) the ability of any Seller to perform and comply with its obligations under this Agreement and the other Closing Documents to which it is or will be a party, or (c) the ability of Buyer to be appointed as Servicing Party under the Servicing Agreements in the manner contemplated by the Appointment and Assumption Agreements and to perform and comply with its obligations under such Servicing Agreements, except, in each case, for any such effect or change resulting directly or indirectly from (i) the announcement of the transactions contemplated by this Agreement, or (ii) regulatory changes except, in each case, for such effects or changes impacting the Conveyed Property, Assumed Liabilities or any Seller in a manner disproportionate to companies in businesses similar to such Seller (as applicable).
          “Merit Series” means Merit 11, Merit 12 and Merit 13.
          “MH Account” means a Contract or a Mortgage Loan related to a Securitization Series, as the context requires.
          “Minimum Liquidity Amount” means (a) $4,000,000 from the date hereof until the first anniversary of the Closing Date, (b) $3,000,000 from the day following the first anniversary of the Closing Date until the second anniversary of the Closing Date and (c) $2,000,000 from the day following the second anniversary of the Closing Date until the fourth anniversary of the Closing Date.
          “Moody’s” means Moody’s Investor Services, Inc.
          “Notice of Disagreement” shall have the meaning set forth in Section 3.2(b)(ii) hereof.
          “Offer Letter” means the letter agreement, dated March 10, 2008, between Parent and Buyer, as executed by Parent on March 14, 2008.
          “OFLLC” shall have the meaning set forth in the preamble of this Agreement.
          “Optional Prepayment” shall have the meaning set forth in Section 6.21(b) hereof.
          “Optional Redemption Date” means, (a) for each Redeemable Series other than 2001-A and 2002-A, the occurrence of the Payment Date (as defined in the applicable Servicing Agreement) described in Section 3.17 of the related Servicing Agreement for such Redeemable Series that gives rise to the Servicer’s Optional Redemption Right and (b) for each of 2001-A and 2002-A the date on which the Servicer’s Optional Redemption Right under Section 8.05 of the Servicing Agreement for each of 2001-A and 2002-A arises.
          “Optional Redemption Right” means the right of the Servicer to exercise the redemption and purchase rights arising on an Optional Redemption Date in accordance with the terms and conditions of the related Servicing Agreement.

          “Order” means any writ, judgment, decree (including consent decrees), injunction or similar order issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction (in each such case whether preliminary or final).
          “OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et. seq.
          “OSI” shall have the meaning set forth in the preamble of this Agreement.
          “Parent” shall have the meaning set forth in the preamble of this Agreement.
          “Permitted Refinancing Indebtedness” means any indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), any Secured Indebtedness (or any previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that any such Refinanced indebtedness shall have been made on an arms’-length basis and (i) (A) the amended indebtedness or such Refinanced indebtedness, as the case may be, has a final maturity not before April 8, 2012 and a longer or equal weighted average life than the indebtedness being Refinanced and (B) such indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the indebtedness being amended or Refinanced plus the accrued interest required to be paid thereon and reasonable fees and expenses associated therewith, (ii) the covenants, events of default, prepayment events, collateral and other material terms and conditions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the obligor thereon or any of its Affiliates or Buyer or any of its Affiliates than the terms and conditions of the indebtedness being Refinanced, and (iii) the all-in cost of such indebtedness to the obligor thereon and its Affiliates, including, without limitation, interest rate, fees, penalties and discounts, is not greater than the interest rate provided for under the indebtedness that is Refinanced.
          “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, association, trust, union, instrumentality, entity, enterprise, authority or business organization.
          “Platform Assets” means, to the extent owned exclusively by a Seller or Sellers, all goodwill associated with any Sellers’ role as a Servicing Party, including, without limitation, the software applications described on Schedule IV hereto, know-how and servicing policies and procedures.
          “Platform Assets Purchase Price” means $1.00, representing the aggregate purchase price for all of the Platform Assets.
          “Post Closing Data File” means, for each Series, each data file set forth on Schedule I hereto, in text format or such other format or medium that is mutually agreeable to Buyer and Parent, with such data being as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date.
          “Power of Attorney” means for each Series, a power of attorney substantially in the form of Exhibit F.

          “Proxy Statement” shall have the meaning set forth in Section 6.1(l)(i) hereof.
          “Purchase Price” means an amount equal to the sum of: (a) an amount equal to 84.2% of the aggregate amount of the Unreimbursed Servicing Advances (other than any Unreimbursed Servicing Advances under or with respect to any Series that is not a Securitization Series); (b) an amount equal to 84.2% of the aggregate amount of the Unreimbursed Force-Placed Premiums (other than any Unreimbursed Force-Placed Premiums under or with respect to any Series that is not a Securitization Series); (c) an amount equal to 2.04% of the aggregate amount of the unpaid principal balance, as of the Closing Date, of all Serviced Accounts (other than any unpaid principal balance under or with respect to any Countryplace Series); and (d) the Platform Assets Purchase Price.
          “Purchase Price Increase” shall have the meaning set forth in Section 3.2(b)(iii) hereof.
          “Purchase Price Reduction” shall have the meaning set forth in Section 3.2(b)(iii) hereof.
          “Rating Agency Affirmation Letter” means, as to each Series, a letter from each related Rating Agency and addressed to the Trustee, to the effect that none of (a) any Seller’s resignation as Servicing Party under the related Servicing Agreement or (b) Buyer’s or its Affiliate’s appointment as Servicing Party thereunder will, in and of itself, result in a downgrading of the rating of any securities of such Series that have been rated by such Rating Agency.
          “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.
          “reasonable efforts” means, when used with respect to any party, the reasonable efforts of a party without the requirement that such party incur any unforeseen or unreasonable out-of-pocket expenses, incur any other unforeseen burden, or commence or pursue litigation in any action, suit or proceeding, whether administrative, civil, criminal or otherwise.
          “Recommendation Change” shall have the meaning ascribed to such term in Section 6.1(g)(ii) hereof.
          “Redeemable Series” means each of 2001-A, 2002-A, 2004-A, 2004-B, 2005-A, 2005-B, 2006-A, 2007-A and 2007-B.
          “Redeemed Accounts” shall have the meaning set forth in Section 6.15(b) hereof.
          “Redemption Declination” shall have the meaning set forth in Section 6.15(b) hereof.
          “Redemption Price” means (a) for each Redeemable Series other than 2001-A and 2002-A, the “Redemption Price” as defined in the Servicing Agreement for such Redeemable Series and (b) for each of 2001-A and 2002-A the “Minimum Purchase Price” as defined in Section 8.05 of the Servicing Agreement for such Redeemable Series.

          “Refinance” shall have the meaning set forth in the definition of Permitted Refinancing Indebtedness herein.
          “Release” means the presence, release, spill, emission, leaking, emitting, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances in or into the indoor or outdoor environment, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.
          “Remittance Report” means (a) for any Securitization Series the “Monthly Report” or “Monthly Remittance Report” as defined in the Servicing Agreement for such Series and (b) for any Series related to a Third Party Servicing Agreement, the monthly servicing report required to be delivered to the Owner of such Series pursuant to the applicable Servicing Agreement.
          “Reported Data” shall have the meaning set forth in Section 6.17(a) hereof.
          “Required Consents” shall have the meaning set forth in Section 7.1(g) hereof.
          “Sales Agreement” means, with respect to any Series, the related sales, deposit, transfer or contribution agreement pursuant to which Contracts and/or Mortgage Loans are conveyed to the related purchaser for inclusion in a Securitization Trust.
          “S&P” means Standard & Poor’s Ratings Group, a division of the McGraw Hill Corporation.
          “Sarbanes-Oxley Certification” means, for any applicable Series, any “Sarbanes-Oxley Certification” or related “Back-up Certification” (as such terms are defined in the Servicing Agreement for such Series) required to be prepared, executed or delivered by the applicable Servicing Party for such Series.
          “SEC” means the Securities and Exchange Commission of the United States or any successor Governmental Authority.
          “SEC Reports” shall have the meaning set forth in Section 4.1(n) hereof.
          “Secured Indebtedness” means all indebtedness and other obligations arising under or with respect to (a) that certain Senior Secured Loan Agreement, dated as of April 8, 2008 (the “Loan Agreement”), by and between OFLLC and the William M. Davidson Trust u/a/d/ December 13, 2004, and all agreements and instruments entered into pursuant to, or in connection with, such Loan Agreement, (b) that certain Amended and Restated Senior Loan Agreement, dated as of April 8, 2008 (the “2007 Loan Agreement”) by and between OFLLC and the William M. Davidson Trust u/a/d/ December 13, 2004, and all agreements and instruments entered into pursuant to, or in connection with, such 2007 Loan Agreement, and/or (c) any Refinancing of any indebtedness or obligation described in the immediately preceding clause (a) or (b) (or any Refinancing thereof).
          “Securities Act” means the Securities Act of 1933, as amended.

          “Securitization Program” means (a) a program pursuant to which MH Accounts have been originated and securitized through creation of a Securitization Series, and (b) the activities conducted by any Seller in connection with such program, including, without limitation, (i) servicing of the MH Accounts, (ii) related insurance activities, (iii) foreclosure on or repossession of Loan Collateral, (iv) repurchases of any MH Accounts from the related Trust, (v) administering the Trusts of certain Securitization Series and (vi) any other transactions conducted by any Seller under the Securitization Program Documents.
          “Securitization Program Documents” means, collectively, the Servicing Agreements, the Sales Agreements, the contract files, the mortgage loan files and any other agreement, document or instrument in respect of the Securitization Program. For the avoidance of doubt, neither this Agreement nor any other Closing Document shall be deemed a Securitization Program Document.
          “Securitization Series” means each of 2001-A, 2002-A, 2004-A, 2004-B, 2005-A, 2005-B, 2006-A, 2007-A, 2007-B, Merit 11, Merit 12 and Merit 13.
          “Securitization Trust” means, as to each Series, the related Trust or, in the case of a Merit Series, the Issuer.
          “Seller Parties” means, collectively, Parent and Sellers.
          “Sellers” shall have the meaning set forth in the preamble of this Agreement.
          “Seller Benefit Plans” shall have the meaning set forth in Section 4.1(o)(ii) hereof.
          “Seller Indemnitees” shall have the meaning set forth in Section 10.2(b)(i) hereof.
          “Series” means, as the context requires, any or all of the following: (a) with respect to the MH Accounts, (i) Origen Manufactured Housing Contract Trust 2004-A (“2004-A”), (ii) Origen Manufactured Housing Contract Trust 2004-B (“2004-B”), (iii) Origen Manufactured Housing Contract Trust 2005-A (“2005-A”), (iv) Origen Manufactured Housing Contract Trust 2005-B (“2005-B”), (v) Origen Manufactured Housing Contract Trust 2006-A (“2006-A”), (vi) Origen Manufactured Housing Contract Trust 2007-A (“2007-A”), (vii) Origen Manufactured Housing Contract Trust 2007-B (“2007-B”), (viii) Origen Manufactured Housing Contract Senior/Subordinated Asset-Backed Certificates, Series 2001-A (“2001-A”), (ix) Origen Manufactured Housing Contract Senior/Subordinated Asset-Backed Certificates, Series 2002-A, (x) MERIT Securities Corporation Collateralized Bonds, Series  11-1 (“Merit 11”), (xi) MERIT Securities Corporation Collateralized Bonds, Series, 12-1 (“Merit 12”), and (xii) MERIT Securities Corporation Collateralized Bonds, Series 13-1 (“Merit 13”); (b) with respect to the Third Party Accounts, the Third Party Servicing Agreements held by the following purchasers or their assigns: (i) Enspire Finance, LLC (April 8, 2004); (ii) Sun Communities Operating Limited Partnership (April 1, 2005); (iii) QFD, Inc. (November 1, 2007); (iv) Prime Residential Funding, Inc. (December 1, 2007); (v) GCP Fund II Loan, LLC (March 17, 2008); (vi) Fannie Mae 24250-0016; (vii) Fannie Mae 24250-0008; and (viii) Fannie Mae 25936-0005; and (c) Countryplace Manufactured Housing Contract Trust 2005-1 (“2005-1”) and Countryplace Manufactured Housing Contract Trust 2007-1 (“2007-1”).

          “Serviced Account” means an MH Account or any Third Party Account.
          “Servicer Default” means, for any Series, any “Event of Default”, “Event of Termination” or “Servicer Event of Default” as defined in the applicable Servicing Agreement for such Series.
          “Servicing Advance” means, as to any Securitization Series, (a) other than a Merit Series, any “Servicing Advance” within the meaning of the related Servicing Agreement, including all advances made by any Seller, as Servicing Party, that are not included in the definition of “Servicing Advance” in such Servicing Agreement but that are expressly deemed to constitute Servicing Advances under such Servicing Agreement (excluding, nevertheless, advances by any Seller of Force-Placed Premiums), (b) that is a Merit Series, all advances of the type described in Section 5.01 of the applicable Standard Terms to the Servicing Agreement for such Series (including Monthly P&I Advances), (c)  Liquidation Expenses incurred by any Seller, as Servicing Party, and (d) all costs and expenses incurred, and advances made, by any Seller, as Servicing Party, under such Servicing Agreement as to which such Servicing Agreement expressly provides for reimbursement to the Servicing Party.
          “Servicing Agreement” means the Servicing Agreements and Pooling and Servicing Agreements (none of which are Third Party Agreements) listed on Schedule V hereto and the Third Party Servicing Agreements.
          “Servicing Fee” means: (a) with respect to each Securitization Series other than a Merit Series, the Monthly Servicing Fee as defined in the applicable Servicing Agreement; (b) with respect to each Merit Series, the “Servicing Fee” as defined in the applicable Servicing Agreement; (c) with respect to each Series related to a Third Party Servicing Agreement, the “Servicing Fee” as defined in the applicable Servicing Agreement; and (d) with respect to each Countryplace Series, the “Backup Servicing Fee” as defined in the applicable Servicing Agreement.
          “Servicing Fee Payable Amount” means, as of the Closing Date and with respect to each Series, the sum of (a) the Servicing Fee that would be payable to any Seller, as Servicing Party under the related Servicing Agreement, for (i) the Due Period ending immediately before the Closing Date and (ii) the number of days that precede the Closing Date in the Due Period in which the Closing Date occurs, and (b) all additional amounts then due and payable to any Seller pursuant to the Servicing Agreements for the periods described in subclauses (i) and (ii) of clause (a) of this sentence and which do not constitute Unreimbursed Servicing Advances.
          “Servicing Party” means (a) with respect to any Securitization Series and any Third Party Servicing Agreement, the “Servicer” and, if applicable, “Subservicer” as such terms are defined in the applicable Servicing Agreement, and (b) with respect to any Countryplace Series, the “Backup Servicer” as such term is defined in the applicable Servicing Agreement. For the avoidance of doubt, when used herein with respect to Buyer or any of its Affiliates, the term “Servicing Party” shall refer to Buyer’s or such Affiliate’s capacity as successor Servicing Party under the applicable Series.

          “Shared Services Agreement” means that certain Shared Services Agreement, dated as of October 15, 2006, between OFLLC and Hometown America, L.L.C.
          “Stockholder Approval” shall have the meaning set forth in Section 6.1(m) hereof.
          “Stockholders Meeting” shall have the meaning set forth in Section 6.1(m) hereof.
          “Subject Employee” means any Employee who performs services out of the Fort Worth Facility and any Employee set forth on Schedule VI hereto.
          “Tax” and “Taxes” means any and all of the following: (a) any federal, state, local or foreign net or gross income, minimum, alternative minimum, sales, value added, use, excise, franchise, real or personal property, transfer, conveyance, environmental, leasing, operating, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding or other tax, assessment, duty, fee, levy or charge of any nature whatever, whether disputed or not, imposed by any Governmental Authority, any interest, penalties (civil or criminal), additions to tax or additional amounts related thereto or to the nonpayment thereof; (b) any Liability to pay amounts due pursuant to the immediately preceding clause (a) on behalf of another Person, under any contract, reimbursement or indemnity agreement, as transferee or otherwise; and (c) any Liability of any Person to pay amounts described in the immediately preceding clause (a) by reason of Liability imposed under Treasury Regulations § 1.1502-6 or similar provision imposing Liability by reason of participation in a consolidated, combined, unitary or similar Tax Return or similar filing.
          “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
          “Temporary Use and Occupancy Agreements” means, collectively, (a) that certain Temporary Use and Occupancy Agreement, dated as of August 20, 2007, between OFLLC and Hometown America, L.L.C. and (b) that certain Temporary Use and Occupancy Agreement, dated as of April 1, 2008, between OFLLC and Hometown America, L.L.C.
          “Termination Date” shall have the meaning set forth in Section 11.1(c) hereof.
          “Termination Fee” shall have the meaning set forth in Section 11.2 hereof.
          “Termination Rebate” means, for any Series (other than a Countryplace Series), as of the last day of the Due Period or Collection Period, as applicable for such Series, an amount equal to 2.04% of the aggregate unpaid principal balance of the Serviced Accounts that are party of such Series minus, solely in the case of Third Party Accounts, the aggregate amount of Deboarding Fees received by Servicer with respect to such Third Party Accounts under the applicable Third Party Servicing Agreement.
          “Third Party Account” means any contract or loan serviced by a Seller pursuant to a Third Party Servicing Agreement.

          “Third Party Fee” means each fee payable by any Seller, as Servicing Party, or the applicable Trust in connection with the Securitization Program to any trustee, custodian or other third party under a contractual arrangement (excluding any attorney fees).
          “Third Party Fee Schedule” means Schedule VII, which sets forth the Third Party Fees for each Series by amount or percentage rate, payer, payee and applicable time period.
          “Third Party Payments” shall have the meaning set forth in Section 6.3(c) hereof.
          “Third Party Servicing Agreement” means any of the Servicing Agreements identified on Schedule VIII hereto.
          “Third Party Servicing Rebate” means, for any Third Party Servicing Agreement, as of the last day of the Collection Period (as defined in such Third Party Servicing Agreement) in which Buyer or its Affiliate is terminated or replaced as Servicer under such Third Party Servicing Agreement, an amount equal to (a) 2.04% of the aggregate unpaid principal balance of the Third Party Accounts that are subject to such Third Party Servicing Agreement, minus (b) the aggregate amount of Deboarding Fees received by Servicer with respect to such Third Party Accounts under the applicable Third Party Servicing Agreement.
          “Transferred Employee” shall have the meaning set forth in Section 6.8(a) hereof.
          “Transitional Services Agreement” means a Transitional Services Agreement, substantially in the form attached as Exhibit G hereto.
          “Trust Interest Holder” means (a) if Seller Parties or their Affiliates are beneficial owners of 100% of the residual trust interest of a Redeemable Series, Parent, or (b) any other such Person who holds 100% of the residual trust interest of a Redeemable Series as of the notice date described in Section 6.15(a) hereof.
          “Trustee” means, as to any Securitization Series or Countryplace Series, the “Trustee” under the Servicing Agreement with respect to such Series.
          “UCC” means the Uniform Commercial Code as enacted in the State of Delaware, as it may be amended from time to time.
          “Unreimbursed Force-Placed Premiums” means, as of the Closing Date and with respect to each Securitization Series, the Force-Placed Premiums paid (or in the case of a blanket policy, allocated) by any Seller, as Servicing Party, prior to such date which has been earned but not reimbursed to it as of such date from any source, including but not limited to collections under the Servicing Agreement for such Series, from the related Borrowers under the related Loan Documents and refunds from insurance carriers upon policy cancellation.
          “Unreimbursed Servicing Advances” means, as of the Closing Date and with respect to each Securitization Series, the Servicing Advances made by any Seller, as Servicing Party, and charged or assessed to the account of the related Borrower or the related MH Account prior to such date but not reimbursed to such Seller as of the Closing Date from collections under the Servicing Agreement for such Series.

          “Voting Agreement” means that certain Voting Agreement, dated as of the date hereof, by and among Ronald Klein, Gary Shiffman, Paul Halpern, Richard Rogel, Robert Sher, Michael Wechsler, J. Peter Scherer, W. Anderson Geater, Jr., Mark Landschulz, Woodward Holdings, LLC and a Buyer Party (together with all exhibits and schedules attached or delivered pursuant thereto), as amended, modified, supplemented, waived or restated from time to time in accordance with its terms.
          “Whole Loan Servicing Agreement” means a Whole Loan Servicing Agreement substantially in the form attached as Exhibit I hereto.
     1.2. Construction. Unless otherwise specifically provided herein, references in this Agreement to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of or to this Agreement. A reference to any party to this Agreement or any other agreement, instrument or document shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations (including treasury regulations under the Code), rules and interpretations issued thereunder or pursuant thereto. All references to “$,” “funds” and “dollars” refer to United States currency unless otherwise expressly provided herein. The designations of the parties to this Agreement and any pronouns referring to any party, wherever used, must be so construed as to include the plural as well as the singular number, and whenever the context permits, any gender includes all other genders and the singular number includes the plural. As used in this Agreement, the words “includes” and “including” are not limiting and they shall be deemed to be followed by the words “without limitation”, and the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference in this Agreement to “servicing” by a party or Serviced Accounts that are being “serviced” by a party (when such reference is not part of an otherwise defined term) shall refer to such party’s activities in its capacity as a “Servicer”, “Subservicer” or “Backup Servicer”, as applicable, under the relevant Servicing Agreement.
ARTICLE II.
PURCHASE AND SALE
     2.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Sellers shall sell, assign, transfer, set over, convey and deliver to Buyer or one or more of its Affiliates, and Buyer or such Affiliates shall purchase from Sellers and accept assignment from Sellers, the Conveyed Property free and clear of all Liens other than restrictions expressly imposed under the Servicing Agreements and the Assigned Leases (as applicable). Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.1(g) and Article VIII hereof), Buyer shall be entitled to seek specific performance of each Seller’s obligations under this Section 2.1 in accordance with the provisions of this Agreement.
     2.2. Excluded Assets. Sellers shall not hereby or otherwise sell, assign, transfer, set over, convey or deliver to Buyer, and Buyer shall not hereby or otherwise acquire from any Seller, any Excluded Assets.

     2.3. Appointment and Assumption Agreements; Liabilities.
          (a) Appointment and Assumption Agreements. On or before the Closing Date, each of Buyer (or it Affiliate) and the applicable Seller shall enter into an Appointment and Assumption Agreement with the requisite parties with respect to the Servicing Agreement of each Series, and subject to delivery of the Effective Notice by Buyer and such Seller thereunder, Buyer shall accept appointment from the Trustee as Servicing Party, under such Servicing Agreement from and after the Closing. Upon satisfaction or waiver of the conditions precedent set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the Closing, Buyer and the applicable Seller shall execute an Effective Notice for each Appointment and Assumption Agreement and Buyer and such Seller shall deliver each such Effective Notice to each Trustee on the Closing Date. If the Closing fails to occur on the Closing Date, each Appointment and Assumption Agreement and each Effective Notice shall be null and void.
          (b) Assumed Liabilities and Excluded Liabilities. From and after the Closing, Buyer shall assume in accordance with their respective terms, all responsibilities, duties, liabilities and obligations (the “Assumed Liabilities”) of (x) the Servicing Party under the Servicing Agreements to the extent arising after the Closing Date and (y) OFLLC under the Assigned Leases and the Shared Services Agreement, in each case to the extent arising after the Closing Date, provided that Buyer shall not hereby or otherwise assume, perform or be liable or responsible in any respect for any Liabilities (the “Excluded Liabilities”) of any Seller or any of its Affiliates other than the Assumed Liabilities, including, without limitation, any Liabilities with respect to, arising from, related to, or in connection with:
               (i) any of the Excluded Assets;
               (ii) any Liabilities arising from the current or former employment of an Employee, including, without limitation: (A) any obligations or Liabilities with respect to compensation or benefits owing to such Employee; (B) any obligations or Liabilities under employment Laws; (C) any obligations, Liabilities or duties owed to any individual or such individual’s dependents or survivors as a result of the individual’s present or former status as an Employee; (D) any obligations, Liabilities or costs associated with claims relating to or in any way arising from the employment of any Employee, the terms, conditions or events pertaining to such employment or the constructive or actual termination of such employment; and (E) any obligations or Liabilities with respect to any Employment Agreement or Employee Benefit Plan maintained, sponsored or contributed by any Seller or any of its ERISA Affiliates;
               (iii) the preparation and delivery of any Compliance Certification covering any period prior to the Closing Date;
               (iv) the preparation, execution and delivery of any Monthly Report or Monthly Remittance Reports pursuant to Section 6.3(c) or payments directed to be made to any Seller or its Affiliates pursuant to such Remittance Reports;
               (v) any demands, requests, duties or Liabilities relating to Former Borrowers;

               (vi) any Seller’s performance or failure to perform its obligations as the predecessor Servicing Party under the Servicing Agreements;
               (vii) purchasing any MH Account from any Securitization Trust (except as may be expressly required by the related Servicing Agreement to the extent the successor Servicing Party’s obligation to effect remedial action arose in connection therewith from and after the Closing);
               (viii) all actual or alleged Liabilities or other responsibilities arising out of or related to any Environmental Law (including actual or alleged liabilities, obligations or other responsibilities for fines, penalties, capital expenditures or operational changes), Hazardous Substance, or Release (including any Hazardous Substance or Release at, to or from any site to which a Hazardous Substance was transported from any real property leased, owned or operated by any Seller or any of its Affiliates at any time) arising out of any Seller’s or its Affiliates’ servicing activities prior to the Closing or Seller’s or its Affiliate’s leasing, ownership or operation of real property at any time prior to the Closing;
               (ix) all Liabilities arising out of or relating to any Action that (i) is pending, threatened or completed as of the Closing with respect to any Seller or any of its Affiliates or (ii) arises out of or relates to actions or omissions of any Seller in its capacity as Servicing Party under the Servicing Agreements or under any other Facility Documents;
               (x) any Tax Liability of any Seller or any of its Affiliates or, subject to Section 6.7(b) hereof, to which the Conveyed Property is subject, in either case, whether or not arising with respect to the Securitization Program or a Third Party Servicing Agreement, including without limitation (i) income taxes (including such income Taxes in connection with the transfer of the Conveyed Property hereunder), (ii) Taxes attributable to periods ending on or prior to the Closing Date or (iii) Taxes of any other Person pursuant to an agreement or otherwise;
               (xi) any Liabilities of any Seller or any of its Affiliates under the Facility Documents other than the Assumed Liabilities;
               (xii) any and all breaches of representations, warranties and covenants of the Servicing Parties under the Servicing Agreements that shall have occurred at any time on or prior to the Closing Date; provided that Sellers shall remain responsible for effecting such remedial actions to correct or eliminate such breaches as may be required by the related Servicing Agreement to the extent any such remedial action was required to be taken by the Servicing Parties thereunder at any time on or prior to the Closing Date, which responsibility shall be deemed to be an Excluded Liability for all purposes hereunder;
               (xiii) any and all Liabilities under any lease, license or other instrument (other than the Assigned Leases, subject to the terms and conditions set forth herein and in the Assignment of Leases) granting any Seller or any of its Affiliates the right to use or occupy any asset or property (whether real, personal, tangible, intangible or mixed);
               (xiv) any and all Liabilities under the Shared Service Agreement, other than as expressly set forth herein and in the Assignment and Assumption Agreement; or

               (xv) any and all Liabilities with respect to, relating to or in connection or otherwise associated with the Platform Assets.
     2.4. Security Interest. Notwithstanding any provision hereof to the contrary, it is the express intent of each of the parties hereto that the transfer of the Conveyed Property by Sellers to Buyer pursuant to this Agreement be construed as a sale of such Conveyed Property and other property by Sellers to Buyer pursuant to all applicable requirements of Law, and not as a secured borrowing, including for accounting purposes. Further, it is not the intention of the parties hereto that such transfer be deemed a grant of a security interest in the Conveyed Property by Sellers to Buyer to secure a debt or other obligation of any Seller. However, in the event that, notwithstanding the intent of the parties, any part of the Conveyed Property is held to continue to be property of Sellers, then (a) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and (b) the transfer by Sellers provided for in this Agreement shall be deemed to be, and each of the Sellers hereby grants to Buyer, a security interest in all right, title and interest of such Seller in, to and under the Conveyed Property, to secure (i) the obligations of Sellers under this Agreement, and (ii) a loan to Sellers in the amount of the Purchase Price as set forth in this Agreement. Each of the Sellers and Buyer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Conveyed Property, such security interest would be a perfected security interest of first priority in favor of Buyer under applicable Law and will be maintained as such throughout the term of this Agreement.
ARTICLE III.
PURCHASE PRICE
     3.1. Purchase Price.
          (a) In consideration for the sale and transfer of the Conveyed Property and for the performance of the other obligations of Sellers hereunder Buyer shall pay to Sellers the Purchase Price (as adjusted pursuant to Section 3.2).
          (b) The Seller Parties’ good-faith estimate, as of the date hereof, of the Purchase Price is $38,515,791 (the “Baseline Purchase Price”). Schedule 3.1(b) hereto sets forth the calculation of the Baseline Purchase Price. At the Closing, Buyer shall pay to Sellers the Baseline Purchase Price, as adjusted pursuant to Section 3.2(a) (the Baseline Purchase Price as it may be so adjusted, the “Estimated Purchase Price”).
          (c) Buyer shall pay to Sellers, by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule 3.1(c) hereto, an amount equal to the Estimated Purchase Price.
     3.2. Purchase Price Adjustments.
          (a) Pre-Closing Baseline Purchase Price Adjustment. Not more than five Business Days, but in no event less than two Business Days, prior to the Closing Date, the Seller Parties shall in good faith prepare and deliver to Buyer a schedule (the “Estimated Purchase Price Schedule”) setting forth the Seller Parties’ recalculation of the Baseline Purchase Price as of the Closing Date. The Estimated Purchase Price shall be calculated in the same manner as the Baseline Purchase Price as set forth on Schedule 3.1(b) hereto, using the same accounting procedures and practices as those used to calculate the Baseline Purchase Price.
          (b) Post-Closing Estimated Purchase Price Adjustment.
               (i) As promptly as practicable, but in any event within 30 days following the Closing Date, the Seller Parties shall cause to be prepared and delivered to Buyer a schedule (the “Closing Date Purchase Price Schedule”) setting forth the Seller Parties’ recalculation of the Estimated Purchase Price for the Conveyed Property as of the Closing Date (the Estimated Purchase Price, as so recalculated, the “Closing Date Purchase Price”). The Closing Date Purchase Price shall be calculated in the same manner as the Baseline Purchase Price as set forth on Schedule 3.1(b) hereto, using the same accounting procedures and practices as those used to calculate the Baseline Purchase Price. If so requested by Parent, Buyer shall reasonably cooperate with the Seller Parties to permit the Seller Parties to prepare the Closing Date Purchase Price Schedule.
               (ii) If Buyer disagrees in good faith with the Closing Date Purchase Price Schedule, then Buyer shall notify Parent (for itself and the other Seller Parties) in writing (the “Notice of Disagreement”) of such disagreement within 30 days following delivery of the Closing Date Purchase Price Schedule. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement described therein. If no Notice of Disagreement is received by Parent within such 30 day period, then the Closing Date Purchase Price Schedule and the Closing Date Purchase Price shall be deemed to have been accepted by Buyer and shall become final and binding on the parties hereto, and the Closing Date Purchase Price set forth in the Closing Date Purchase Price Schedule shall be deemed to be the Purchase Price for all purposes hereunder. During the 30 day period immediately following the delivery of the Notice of Disagreement, Parent (for itself and the other Seller Parties) and Buyer shall attempt in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement. If Parent (for itself and the other Seller Parties) and Buyer are able to resolve such differences within such 30 days following delivery of the Notice of Disagreement, then the Closing Date Purchase Price Schedule and the Closing Date Purchase Price, as may be adjusted to reflect such resolution, shall become final and binding on the parties hereto, and the Closing Date Purchase Price, as so adjusted, shall be deemed to be the Purchase Price for all purposes hereunder. If Parent and Buyer are unable to resolve such differences within such 30 days following delivery of the Notice of Disagreement, then Parent (for itself and the other Seller Parties) and Buyer shall submit the Closing Date Purchase Price Schedule to a nationally recognized independent accounting firm acceptable to Parent and Buyer (the “Independent Accountant”) for review and resolution of any and all matters that remain in dispute with respect to the Notice of Disagreement, and the opinion of the Independent Accountant as to the Closing Date Purchase Price Schedule and the Closing Date Purchase Price shall be final and binding on the parties hereto, and the Closing Date Purchase Price, as adjusted pursuant to and in accordance with such opinion of the Independent Accountant, shall be deemed to be the Purchase Price for all purposes hereunder. Sellers and Buyer shall provide the Independent Accountant with reasonable cooperation and reasonable access to permit such review and resolution. Parent (for itself and the other Seller Parties) and Buyer shall instruct the Independent Accountant that it should undertake such review and resolution, and deliver written notice thereof to Parent and Buyer, within 30 days after the matter has been referred to the Independent Accountant. The scope of the Independent Accountant’s engagement shall be limited to the resolution of the disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Closing Date Purchase Price in light of such resolution. If the Independent Accountant is engaged pursuant to this Section 3.2(b), notwithstanding the provisions of Section 6.7(a), the fees and expenses of the Independent Accountant shall be borne equally by the Seller Parties, on the one hand, and Buyer, on the other hand.
               (iii) The Purchase Price shall be reduced (the “Purchase Price Reduction”) by the amount, if any, by which the Closing Date Purchase Price is less than the Estimated Purchase Price. The Purchase Price shall be increased (the “Purchase Price Increase”) by the amount, if any, by which the Closing Date Purchase Price is more than the Estimated Purchase Price. Any Purchase Price Reduction shall be payable by the Seller Parties to Buyer, and any Purchase Price Increase shall be payable by Buyer to Sellers, by wire transfer of immediately available funds to an account designated by the party(s) entitled to such amount, within three Business Days after the date upon which the Closing Date Purchase Price Schedule becomes final and binding in accordance with Section 3.2(b)(ii) hereof. If no Purchase Price Reduction or Purchase Price Increase is required by the terms hereof, then the Estimated Purchase Price shall be deemed to be the Purchase Price for all purposes hereunder.
     3.3. Allocation of Purchase Price. The Purchase Price (other than the Platform Assets Purchase Price) shall be allocated between the Sellers and among the Conveyed Property (other than the Platform Assets) as follows: (a) first, OSI shall be deemed to have received an amount equal to the fair market value of the Fort Worth Assets, as agreed to by and between OSI and Buyer at or prior to Closing; (b) next, OSI shall be deemed to have received 84.2% of the Unreimbursed Servicing Advances and 84.2% of Unreimbrused Force-Place Premiums; and (c) thereafter, the balance of the Purchase Price shall be allocated between OSI and OFFLC in accordance with their respective Allocable Share. The parties hereto shall utilize such allocations for all Tax purposes and shall file all Tax Returns in a manner consistent with such allocations, and each of them will not voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any proceeding or otherwise with respect to such Tax Returns.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
     4.1. The Seller Parties’ Representations and Warranties. Each Seller Party hereby jointly and severally represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
          (a) Organization and Good Standing. Each of Parent and OSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own its assets and to transact the business in which it is currently engaged. OFLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the organizational power to own its assets and to transact the business in which it is currently engaged. Each Seller Party is duly qualified or authorized to conduct business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification or authorization and in which the failure so to qualify or be authorized would not have a Material Adverse Effect.
          (b) Authorization; Binding Obligations. Each Seller Party has the corporate or organizational power and authority to execute, deliver and perform its obligations under this Agreement and the other Closing Documents to which it is or will be a party and all of the transactions contemplated hereby and thereby and has taken all necessary corporate or organizational action to authorize its execution, delivery and performance of this Agreement and such other Closing Documents. Each Seller Party has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and assuming the due authorization, execution and delivery of each of the other Closing Documents to which any Seller Party will be a party by each other party thereto, such other Closing Document, when executed and delivered by such Seller Party in accordance with this Agreement will constitute, the legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, except as enforcement of such terms may be limited by applicable bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws now or hereafter in effect affecting creditors’ rights generally and subject to the application of equitable principles and the availability of equitable remedies.
          (c) No Violations; Consents. The execution, delivery and performance by each Seller Party of this Agreement and each Closing Document to which it is or will be a party, and the consummation by it of all of the transactions contemplated hereby and thereby:
               (i) do not and will not violate any provision of its certificate of incorporation, bylaws, certificate of organization, limited liability company agreement or other organizational documents or instruments;
               (ii) except as set forth in Schedule 4.1(c)(ii) hereto, do not and will not require any consent, waiver, approval, license, Order, designation or authorization of, notice to, or registration, filing, qualification or declaration with, any Person (whether or not a Governmental Authority), other than any such consent, waiver, approval, license, Order, designation, authorization, notice, registration, filing, qualification or declaration that is not required as a condition to the effectiveness of the execution, delivery and performance by such Seller Party of this Agreement and each other Closing Document to which it is or will be a party and the consummation by the Seller Parties of all of the transactions contemplated hereby and thereby; and
               (iii) except as set forth in Schedule 4.1(c)(iii) hereto, do not and will not with or without the giving of notice or the passage of time or both, violate or conflict with, or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any Lien upon any of the Conveyed Property pursuant to, or otherwise give rise to any liability under, (x) any contract, license, permit, agreement or instrument to which any Seller Party is a party or by any Seller Party may be bound or (y) any applicable Law or Order to which any Seller Party is a party or by which any Seller Party may be bound, except for any such violation, conflict, breach, termination, default, acceleration, Lien or liability that does not and will not have a Material Adverse Effect.
          (d) Litigation. No material Action is currently pending, or to the knowledge of the Seller Parties, threatened against any Seller Party or any of its Affiliates or any of their respective properties or with respect to any of the Closing Documents. To each Seller Party’s knowledge, no event has occurred and no circumstance exists with respect to actions or omissions of any Seller Party or any of its Affiliates under the Servicing Agreements or under any other Facility Documents that would reasonably be expected to give rise to or serve as a basis for the commencement of such an Action.
          (e) No Brokerage or Finder’s Fees. Except as set forth in Schedule 4.1(e) hereto, neither any Seller Party nor any of its Affiliates has any liability or obligation under any arrangement entered into by or on behalf of any Seller Party or any of its Affiliates to pay any fees or commissions to any broker, finder or advisor with respect to the transactions contemplated by this Agreement for which Buyer or any of its Affiliates would be liable.
          (f) Servicing Agreements. A true and correct copy of each Servicing Agreement has been provided to Buyer, and none of the Servicing Agreements has been modified, waived or amended in any respect. Except as set forth in Schedule 4.1(f) hereto, no Servicer Default under any Servicing Agreement, and no material breach or default by any Seller Party or any of its Affiliates or, to the knowledge of each Seller Party, any other Person under any other Facility Documents has occurred and is continuing, and no event that, with notice or the passage of time, would reasonably be expected to result in such a Servicer Default or material breach or default has occurred and is continuing. Each report and officer’s certification prepared by each Seller, as Servicing Party, pursuant to each Servicing Agreement is true and correct in all material respects.
          (g) Conveyed Property. Except as set forth in Schedule 4.1(g) hereto, Sellers have good and valid title in and to, or, in the case of property held under lease or license, a valid and subsisting leasehold interest in or a legal, valid and enforceable license or right to use, and the power and authority to sell, assign, transfer, set over, convey and deliver to Buyer or its Affiliate as contemplated hereby, the Conveyed Property, free and clear of all Liens other than restrictions expressly imposed under the Servicing Agreements and the Assigned Leases (as applicable). Immediately after Closing, the Unreimbursed Servicing Advances and Unreimbursed Force-Placed Premiums shall be payable to Buyer or its Affiliate pursuant to the terms and limitations of the related Servicing Agreement. Each item of Conveyed Property described in clauses (a) and (b) of the definition of “Conveyed Property” is either an “account” or a “payment intangible” under Article 9 of the UCC.
          (h) Certain Information and Schedules.
               (i) Schedule 4.1(h)(i) hereto sets forth, as of March 31, 2008 and with respect to each Series, the sum of (A) the Servicing Fee that would be payable to any Seller, as Servicing Party under the related Servicing Agreement, for the Due Period ending immediately before such date and (B) all additional compensation to which any Seller is entitled pursuant to the Servicing Agreements for the period described in clauses (a) of this sentence.

               (ii) Schedule 4.1(h)(ii) hereto sets forth each Force-Placed Premium paid (or in the case of a blanket policy, allocated) by any Seller, as Servicing Party, prior to March 31, 2008 which has been earned but not reimbursed to it as of such date by related Securitization Series and aggregate amount.
               (iii) Schedule 4.1(h)(iii) hereto sets forth each Servicing Advance made by any Seller, as Servicing Party, prior to March 31, 2008 but not reimbursed to it as of such date by related Securitization Series and aggregate amount.
               (iv) The information set forth on Schedule V, Schedule VII and Schedule VIII hereto is accurate and complete in all respects as of the date hereof.
               (v) The information set forth on revised Schedule V, Schedule VII, Schedule VIII, Schedule 4.1(h)(i), Schedule 4.1(h)(ii) and Schedule 4.1(h)(iii) hereto delivered by Sellers to Buyer pursuant to Section 6.1(f) will be accurate and complete in all respects as of the dates specified in Section 6.1(f) with respect to each such Schedule.
          (i) Conduct of Business. Since January 1, 2007, each Seller has conducted that portion of its business that is applicable to the Serviced Accounts in substantially the same manner, including, without limitation, consistently with and no less stringently than such Seller’s collection and servicing criteria and other written policies in effect and carried out by such Seller as of such date.
          (j) Compliance with Laws; Permits. Each Seller Party and its Affiliates have conducted and are conducting their servicing activities under each Facility Document in material compliance with all applicable Laws, including, without limitation, the Finance Laws and insurance Laws. There are no Actions pending or, to the knowledge of each Seller Party, threatened alleging any violation of any such applicable Laws which would result in a Material Adverse Effect. Each Seller Party has had in effect all material authorizations, permits, licenses, certificates of authority, consents, orders and approvals of, and has made all material filings, applications and registrations with, Governmental Authorities that are necessary in order for such Seller Party to perform its obligations under each Facility Document in all material respects as presently conducted.
          (k) Data File Disclosure. All fields set forth on Schedule 4.1(k) contained in any Closing Data Files or Post Closing Data Files delivered by any Seller Party or its Affiliates (pursuant to Section 7.1(f) or Section 6.4 hereof) will be complete, true and correct in all material respects (i) in the case of Closing Data Files delivered pursuant to Section 7.1(f) hereof, as of a time as close as reasonably practicable to 5:00 p.m. (New York time) on the day prior to the last day of the Due Period immediately preceding the Closing Date and (ii) in the case of Post Closing Data Files delivered pursuant to Section 6.4 hereof, as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date.
          (l) No Powers of Attorney. On and after the Closing, no Seller Party or any of its Affiliates will have any powers of attorney or comparable delegations of authority outstanding with respect to the Conveyed Property, the Serviced Accounts or servicing rights under the Servicing Agreements other than (i) the Powers of Attorney delivered to Buyer pursuant to Section 9.2(c) hereof and (ii) any powers of attorney delivered to each Trustee under the related Servicing Agreement.
          (m) Assigned Leases. True, accurate and complete copies of the Assigned Leases have been provided to Buyer. Each of the Assigned Leases is in full force and effect without modification or amendment from the form delivered to Buyer and is valid, binding and enforceable in accordance with its respective terms. Except as provided in the Fort Worth Sublease, no Person other than a Seller Party has any right to the use, occupancy or enjoyment of any of the Fort Worth Real Property or any portion thereof. Other than the Guaranty, there are no guarantees (from any Seller Party or from any other Person) in favor of the lessors of any of the Fort Worth Real Property. No Seller Party has sold, assigned, transferred, pledged, subleased or encumbered all or any part of its leasehold interests in the Fort Worth Real Property other than pursuant to the Fort Worth Sublease. No material breach or default by any Seller Party or any of its Affiliates or, to the knowledge of each Seller Party, any other Person under the Assigned Leases has occurred and is continuing, and no material amount due under the Assigned Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to such leases, and no event has occurred which with the passage of time or giving of notice, or both would reasonably be expected to result in a material default or breach thereunder. Except as set forth on Schedule 4.1(m), none of the Assigned Leases will cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions constitute a breach or default under either such lease or otherwise give the landlord a right to terminate the Fort Worth Lease. The Fort Worth Real Property used by any Seller Party or any of its Affiliates, and the present uses of the Fort Worth Real Property by any Seller Party or any of its Affiliates, are in compliance with, and not in default under or in violation of any Law. All brokerage commissions and other similar compensation and fees payable in connection with the Assigned Leases have been paid in full by a Seller Party and no additional brokerage commissions or other similar compensation and fees may be due in the future thereunder. No option has been exercised under any of the Assigned Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Buyer. There are no security deposits in respect of the Assigned Leases. Except as set forth on Schedule 4.1(m), the transfer of the Assigned Leases to Buyer pursuant to the transactions contemplated by this Agreement does not require the consent or approval of the other party to any of the Assigned Leases. No portion of the Purchase Price or any other amount will be payable to the landlord under the Fort Worth Lease pursuant to Section 11.01(d) thereof as a result of or in connection with the transactions contemplated by this Agreement.
          (n) SEC Reports. The Seller Parties have filed with or furnished to (as applicable) the SEC on a timely basis all forms, statements, certifications, reports and documents required to be filed with or furnished to the SEC by such party under Securities Act or the Exchange Act since January 1, 2007 (such forms, statements, certifications, reports and documents, including all exhibits, appendices and attachments included or incorporated therein, filed or furnished since the Applicable Date through the date hereof, including any amendments thereto, the “SEC Reports”). Each of the SEC Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the SEC Reports. As of their respective dates (or, if amended, as of the date of such amendment), the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
          (o) Employee Benefits; Employment Matters.
               (i) The Seller Parties have provided to Buyer a complete and accurate list (such list, as updated pursuant to Section 6.8(a), the “Employee List”) of (A) each Subject Employee, and (B) each such Subject Employee’s base compensation, incentive compensation opportunity and current benefits.
               (ii) Schedule 4.1(o)(i) hereto contains a true and complete list of each Employee Benefit Plan maintained, sponsored in whole or in part, or contributed to by any Seller Party or any of its Affiliates for the benefit of any Subject Employee (collectively, the “Seller Benefit Plans”). The Seller Parties have delivered to Buyer a true, accurate and complete copy of each Seller Benefit Plan and each Employment Agreement.
               (iii) Buyer will not be subject to any liability (including any termination liability) pursuant to, or arising under, Title IV of ERISA or otherwise with respect to any Employee Benefit Plan (including any multiemployer plan) maintained, sponsored, or contributed to by any Seller Party or any of its ERISA Affiliates or as to which any Seller Party or any of its Affiliates has any such liability.
               (iv) Each Seller Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.
               (v) Each Seller Benefit Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS stating that it qualifies under Section 401(a) of the Code, and its trust is exempt from United States taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that would, individually or in the aggregate, reasonably be expected to result in the loss of such qualification or exempt status.
               (vi) Neither any Seller Party nor any of its Affiliates is a party to any collective bargaining agreement or other labor union contract applicable to any Subject Employee, nor does any Seller Party have any knowledge of any activities or proceedings of any labor union to organize any such Subject Employees.
               (vii) Each Seller Party and its Affiliates are in compliance, in all material respects, with all applicable Laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, in each case relating to any Subject Employee.
          (p) Opinion of Financial Advisor. On the date hereof and prior to the execution and delivery of this Agreement by the Seller Parties, Parent’s board of directors received a written opinion from Stout Risius Ross, Inc., financial advisor to Parent, to the effect that, based upon and subject to the matters set forth therein, as of the date hereof, the Purchase Price is fair to Parent from a financial point of view. Such opinion has not been amended, modified, supplemented, withdrawn, rescinded or qualified in any respect and is in full force and effect.
          (q) Solvency. Neither any Seller Party nor any of is Affiliates is, and after giving effect to the transactions contemplated by the Closing Documents (including, but not limited to, the purchase and sale of the Conveyed Property), will be “insolvent” within the meaning of section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer law.
          (r) Investment Company. Neither any Seller Party nor any of is Affiliates is, and after giving effect to the transactions contemplated by the Closing Documents (including, but not limited to, the purchase and sale of the Conveyed Property), will be required to register as an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          (s) Shared Services Agreement. A true, accurate and complete copy of the Shared Services Agreement has been provided to Buyer. The Shared Services Agreement is in full force and effect without modification or amendment from the form delivered to Buyer and is valid, binding and enforceable in accordance with its respective terms. No material breach or default by any Seller Party or any of its Affiliates or, to the knowledge of each Seller Party, any other Person under the Shared Services Agreement has occurred and is continuing, and no material amount due under the Shared Services Agreement remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to such agreement, and no event has occurred which with the passage of time or giving of notice, or both would reasonably be expected to result in a material default or breach thereunder. The Shared Services Agreement will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions constitute a breach or default under either the Shared Services Agreement or otherwise give any party thereto a right to terminate the Shared Services Agreement.
          (t) Liens. Schedule 4.1(t) hereto sets forth a true, accurate and complete list of any and all Liens on or relating to any item of Conveyed Property, or to which any item of Conveyed Property is subject, together with the name of the secured party under or holder of, and a reasonably detailed description of the obligations secured by, each such Lien.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
     5.1. Buyer Representations and Warranties. Buyer hereby represents and warrants to the Seller Parties as of the date hereof and as of the Closing Date as follows:
          (a) Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has the limited liability company power to own its assets and to transact the business in which it is currently engaged. Buyer is duly qualified or authorized to conduct business and is in good standing as a foreign company in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification or authorization and in which the failure so to qualify or be authorized would not have a material adverse effect on the ability of any Buyer Party to perform its obligations under the Closing Documents to which it is or will be a party.
          (b) Authorization; Binding Obligations. Each Buyer Party has the corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Closing Documents to which it is or will be a party and all of the transactions contemplated hereby and thereby and has taken all necessary corporate or limited liability company action to authorize such Buyer Party’s execution, delivery and performance of this Agreement and such other Closing Documents (as applicable). Buyer has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Sellers, this Agreement constitutes, and assuming the due authorization, execution and delivery of each of the other Closing Documents to which a Buyer Party will be a party by each other party thereto (other than a Buyer Party), such other Closing Document, when executed and delivered by a Buyer Party in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Buyer Party enforceable against such Buyer Party in accordance with its terms, except as enforcement of such terms may be limited by applicable bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws now or hereafter in effect affecting creditors’ rights generally and subject to the application of equitable principles and the availability of equitable remedies.
          (c) No Violations; No Consent Required. The execution and delivery by Buyer, and performance by Buyer of this Agreement and the execution, delivery and performance by each Buyer Party of each of the Closing Documents to which it is or will be a party, and the consummation by each Buyer Party (as applicable) of all of the transactions contemplated hereby and thereby:
               (i) do not and will not violate any provision of such Buyer Party’s organizational documents or instruments;
               (ii) do not and will not require any consent, waiver, approval, license, Order, designation or authorization of, notice to, or registration, filing, qualification or declaration with, any Person (whether or not a Governmental Authority), other than one or more filings with the Securities and Exchange Commission on Schedule 13D by one or more Buyer Parties with respect to the beneficial ownership of Parent’s outstanding capital stock and/or any such consent, waiver, approval, license, Order, designation, authorization, notice, registration, filing, qualification or declaration that is not required as a condition to the effectiveness of the execution and delivery by Buyer, and performance by each relevant Buyer Party, of this Agreement and each other Closing Document to which it is or will be a party and the consummation by such Buyer Party of all of the transactions contemplated hereby and thereby; and

               (iii) do not and will not, with or without the giving of notice or the passage of time or both, violate or conflict with, or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or otherwise give rise to any liability under, (A) any contract, license, permit, agreement or instrument to which a Buyer Party (if such Buyer Party is or will be a party to a Closing Document) is a party or by which such Buyer Party or any of its properties may be bound or (B) any applicable Law or Order to which a Buyer Party (if such Buyer Party is a party to a Closing Document) is a party or by which such Buyer Party or any of its properties may be bound, except for any such violation, conflict, breach, termination, default, acceleration or Liability that would not have a material adverse effect on the ability of such Buyer Party to perform its obligations under the Closing Documents to which it is or will be a party.
          (d) Litigation. No Action is currently pending, or to the knowledge of Buyer threatened, against any Buyer Party (if such Buyer Party is a party to a Closing Document) or any of its properties or with respect to this Agreement or any Closing Document that would have a material adverse effect on the ability of such Buyer Party to perform its obligations under the Closing Documents to which it is or will be a party.
          (e) No Brokerage or Finder’s Fees. Neither Buyer nor any of its Affiliates has any liability or obligation under any arrangement entered into by or on behalf of Buyer or any of its Affiliates to pay any fees or commissions to any broker, finder or advisor with respect to the transactions contemplated by this Agreement for which any Seller or any of its Affiliates would be liable.
ARTICLE VI.
ADDITIONAL COVENANTS AND FURTHER ASSURANCES
     6.1. Certain Covenants of Seller Parties.
          (a) Rating Agencies and Requisite Parties. Each Seller Party shall act in good faith, and use commercially reasonable efforts, to obtain the Rating Agency Affirmation Letters, the execution and delivery by the requisite parties of an Appointment and Assumption Agreement with respect to the Servicing Agreement of each Series, and such other consents necessary for the Sellers’ resignations as Servicing Parties, and Buyer’s appointment as Servicing Parties, under the Servicing Agreements and the sale and purchase of the Conveyed Property hereunder. The Seller Parties shall jointly and severally bear all third party costs (other than those of Buyer and its Affiliates) of obtaining such Rating Agency Affirmation Letters, each such Appointment and Assumption Agreement executed and delivered by the respective requisite parties and such other consents.
          (b) Conduct of Business. Without the prior written consent of the Buyer, during the period from the date of this Agreement to the Closing, the Seller Parties shall, and Parent shall cause the Seller Parties to, conduct that portion of their business that is applicable to the Serviced Accounts, the Third Party Servicing Agreements, the Countryplace Series or the Securitization Program in substantially the same manner in which it is conducted on the date hereof, including, without limitation, consistently with practices no less stringent than Sellers’

current collection and servicing criteria and other written policies and shall use all commercially reasonable efforts to preserve the present business organization applicable to the servicing of the Serviced Accounts, the Countryplace Series, the Securitization Program and the Third Party Servicing Agreements. Without limiting the generality of the foregoing, prior to the Closing, without the prior written consent of Buyer (which consent will not be unreasonably withheld), no Seller Party shall, and Parent shall cause the Seller Parties not to:
                    (i) violate or fail to perform any material obligation or duty imposed upon it by any Law or the Facility Documents;
                    (ii) modify, amend, terminate, relinquish or assign, or grant any waiver or release under or with respect to, any Facility Document other than as required by applicable Law or subpoena, court order or similar judicial process; provided that, if any Seller Party so takes or effects any such action as required by applicable Law or subpoena, court order or similar judicial process in accordance with this Section 6.1(b)(ii), such Seller Party shall provide Buyer with prior written notice of such action;
                    (iii) make any material change in servicing, billing, collection, loss mitigation practices, operations or policies of the Servicing Agreements or Securitization Programs; or
                    (iv) with regard to those Serviced Accounts as to which the related Borrowers reside in areas that have been designated by the Federal Emergency Management Agency as having been impacted by a natural disaster, the applicable Seller Party shall furnish Buyer with information about such Seller Party’s policies, procedures and practices relating to account payment deferrals and collection activities and if such Seller Party intends to change a business practice related to such Serviced Accounts before the consummation of the transactions contemplated by this Agreement, such Seller Party shall discuss the intended change with Buyer before such Seller Party implements the change.
          (c) Cooperation with Buyer. Each Seller Party shall cooperate in good faith and provide all information Buyer reasonably requests in order to complete the transactions contemplated by this Agreement. Prior to the Closing, each Seller Party shall provide Buyer with access to those of such Seller Party’s employees who are familiar with Sellers’ servicing of the Serviced Accounts, for the purpose of assisting Buyer in the contemplated transfer of the Serviced Accounts from Sellers’ servicing systems to Buyer’s servicing system following Buyer’s appointment as Servicing Party under the Servicing Agreements. Prior to the Closing, each Seller Party shall afford, and shall cause their Affiliates to afford, to Buyer, its Affiliates and its and their counsel, accountants and auditors, during normal business hours, reasonable access to the books and records (including all electronic files in whatever medium or form), and similar materials relating to the Conveyed Property, the Third Party Servicing Agreements and the Securitization Program (including the Facility Documents), and the right to make copies thereof.
          (d) Post-Closing Remittances. All payments and reimbursements derived from the Conveyed Property (including any amounts payable to Buyer pursuant to Section 6.11) and received by any Seller Party on or after the Closing Date shall be the property of Buyer and shall be held in trust by such Seller for the benefit of Buyer, and such Seller Party will promptly transmit, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer for Buyer’s own account (within three Business Days of such Seller Party’s receipt thereof) all such payments and reimbursement.
          (e) Non-Solicitation of Force-Placed Insurance. Each Seller Party covenants and agrees that after the Closing, neither it nor its Affiliates will, directly or indirectly, solicit the placement or renewal of, nor assist any Person in soliciting, placing or renewing, any forced-placed hazard insurance policies or other products or services related to the Serviced Accounts; provided, however, that Sellers may solicit the renewal of hazard insurance policies voluntarily purchased by obligors under the Serviced Accounts identified on Schedule 6.1(e) hereto from Sellers or from providers for whom any Seller acted as an agent.
          (f) Schedule Update. From and after the date hereof and until the Closing Date, the Seller Parties shall deliver to Buyer on or prior to the last day of each calendar month and on the Closing Date revised versions of each of Schedule V, Schedule VII, Schedule VIII, Schedule 4.1(h)(i), Schedule 4.1(h)(ii) and Schedule 4.1(h)(iii) hereto, in each case setting forth as of such dates updates to the information set forth in the immediately preceding version of such Schedule delivered to Buyer pursuant to this Agreement. No updated schedule delivered to Buyer pursuant to this Section 6.1(f) shall have the effect of (a) modifying any respect any of the representations, warranties, covenants or agreements made by any Seller Party under this Agreement, or (b) curing in any respect any breach by any Seller Party of its representations, warranties, covenants or agreements under this Agreement.
          (g) Negotiations.
                    (i) To the extent not prohibited by applicable Law, from and after the date hereof and until the Closing shall have been consummated, neither any Seller Party nor any of its respective officers, directors (or Persons in similar positions), employees, Affiliates, stockholders, members, representatives, agents, nor anyone acting on behalf of any of them shall directly or indirectly encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than Buyer or its representatives) concerning any sale of assets or similar transaction (a “Competing Transaction”) involving any Seller Party, the Conveyed Property or appointment of a successor Servicing Party other than Buyer unless this Agreement is terminated pursuant to and in accordance with Article XI hereof; provided that any sale of Excluded Assets by any Seller Party shall not be deemed to be a Competing Transaction. Each Seller Party shall notify Buyer in writing of any inquiries or communications (whether written or oral) concerning any Competing Transaction within one Business Day after such Seller Party shall have received or become aware of such inquiry or communication, which notice shall include a copy of such inquiry or communication (or, if such inquiry or communication was made orally, a reasonably detailed description of such inquiry or communication). Notwithstanding the foregoing, nothing in this Agreement shall prohibit Parent from furnishing nonpublic information regarding Parent or any Seller Party to, or entering into discussions with, any Person in response to any inquiry or communication with respect to a Competing Transaction that is submitted to Parent by such Person without violation of this Section 6.1(g); provided that Parent (A) gives Buyer written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such

Person at least one Business Day prior to furnishing any such information to, or entering into discussions with, such Person, (B) shall not, and shall not allow any of its Affiliates or its or their respective directors (or Persons in similar positions), officers, employees, agents or representatives to disclose any nonpublic information to such Person without first entering or having entered into a written agreement with such Person containing confidentiality and standstill restrictions that are no less favorable, in the aggregate, to Parent than those contained in any similar agreement between Parent (or any of its Affiliates) and Buyer (or any of its Affiliates), and (C) contemporaneously with making available any such information to such Person, and if such information shall have not been previously provided to Buyer, provides such information to Buyer.
                    (ii) If at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (i) Parent shall have received a written proposal from a third party with respect to a Competing Transaction that Parent’s board of directors believes in good faith to be bona fide, (ii) such proposal did not occur as a result of or in connection with a breach of this Section 6.1(g), and (iii) after consultation with its financial advisor and outside legal counsel, Parent’s board of directors determines in good faith that the failure to withdraw or modify its approval of, or its recommendation to Parent’s stockholders to approve, this Agreement and the transactions contemplated hereby would violate its fiduciary duties to the stockholders of Parent under applicable Law, then Parent’s board of directors may withdraw or modify its approval of, or its recommendation to Parent’s stockholders to approve, this Agreement and the transactions contemplated hereby (any such withdrawal or modification, a “Recommendation Change”).
          (h) Non-Solicitation of Employees. Each Seller Party acknowledges that the value to Buyer of the transactions contemplated by this Agreement would be substantially diminished if any Seller Party or any of its Affiliates were to solicit for employment any of the management or key employees of Buyer or its Affiliates who are identified on Schedule 6.1(h) hereto. Accordingly, during the period commencing on the Closing Date and ending 18 months thereafter, neither any Seller Party nor any of its Affiliates shall, either alone or in conjunction with any other Person, directly or indirectly (including through any of its present or future Affiliates) solicit for employment or hire any such employee identified on Schedule 6.1(h) hereto. If any provision of this Section 6.1(h) is determined by a court of competent jurisdiction to be invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the applicable Laws of the United States and shall be binding and enforceable with respect to the Seller Parties and their Affiliates, as so curtailed; it being the intention of the parties that the provisions of this Section 6.1(h) be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws and policies of any provision of this Section 6.1(h)) shall not render unenforceable or impair the remainder of the provisions of this Section 6.1(h).
          (i) Insurance Reimbursement. In the event Buyer credits any Force-Placed Premium that was charged or assessed to a Borrower or Serviced Account prior to the Closing Date due to any cancellation of the related force-placed Hazard Insurance Policy on or after the Closing Date, the Seller Parties shall, and Parent shall cause the Seller Parties to, pay Buyer, upon receipt of an invoice and supporting documentation from Buyer, an amount equal to such credit less any amounts recovered by Buyer from other sources, including but not limited to unearned commissions; provided that the Seller Parties’ obligation pursuant to this Section 6.1(i) is subject to none of Buyer, its Affiliates or any insurance carrier to which Buyer or its Affiliates provides the name of such Serviced Account or the related Borrower soliciting such Serviced Account, or the related Borrower, to change or terminate such force-placed Hazard Insurance Policy on such Serviced Account as in effect on the Closing Date.
          (j) Requested Modifications of Facility Documents. The Seller Parties and their Affiliates shall, and Parent shall cause the Seller Parties and their Affiliates to, consent to any modification, waiver or amendments to any Facility Document reasonably requested by Buyer or its Affiliates provided that such modification, waiver or amendment would not materially and adversely affect any Seller Party or its Affiliates as reasonably determined by Parent.
          (k) Compliance Certifications. The Seller Parties shall prepare, or cause to be prepared, each Compliance Certification for and deliver such Compliance Certification to Buyer and the related Trustee and any other requisite recipient at least three Business Days prior to the deadline for delivering such Compliance Certification pursuant to the terms of the related Servicing Agreement.
          (l) Proxy Statement.
               (i) Parent shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (but in any event no later than 15 days following the date hereof), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement and any schedules and exhibits thereto, the “Proxy Statement”). The Proxy Statement shall set forth (among other things) that the board of directors of Parent: (A) has determined that this Agreement and the transactions contemplated hereby are advisable and are fair to and in the best interests of Parent and its stockholders, and (B) recommends that Parent’s stockholders approve this Agreement and the transactions contemplated hereby (whether as components of an asset disposition and management plan (or other plan, scheme or arrangement) or otherwise).
               (ii) Parent shall as soon as reasonably practicable notify Buyer of the receipt of all comments (written or oral) of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Buyer copies of all material correspondence between Parent and/or any of its representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Parent and Buyer shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and Parent shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that Parent may commence mailing the Proxy Statement. Subject to applicable Laws, Parent and Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement. Parent will provide Buyer a reasonable opportunity to review and consult with Parent regarding the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC, and Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the date hereof.
               (iii) Parent shall cause the Proxy Statement, and the letter to stockholders, the notice of meeting and the form of proxy provided to stockholders of Parent therewith, in connection with the transactions contemplated hereby, at the time that the Proxy Statement is first mailed to the stockholders of Parent and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and to comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; provided, however, that the obligations of Parent contained in this Section 6.1(l)(iii) shall not apply to any information supplied by Buyer or any of its representatives to Parent for the purpose of inclusion in or incorporation by reference in the Proxy Statement.
          (m) Stockholders Meeting. Parent, acting through its board of directors, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (whether as components of an asset disposition and management plan (or other plan, scheme or arrangement) or otherwise). Parent and its board of directors shall take all reasonable lawful action to solicit and obtain at the Stockholders Meeting the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of common stock of Parent entitled to vote on such matter (the “Stockholder Approval”).
          (n) Fort Worth Real Property Matters. Without the prior written consent of the Buyer, during the period from the date of this Agreement to the Closing, the Seller Parties shall, and Parent shall cause the Seller Parties to, (i) operate the Fort Worth Real Property in substantially the same manner in which it is conducted on the date hereof, (ii) not amend, modify or terminate any of the Assigned Leases or the Shared Services Agreement, (iii) not violate or fail to perform any material obligation or duty imposed upon any Seller Party or any of its Affiliates by any Law, the Assigned Leases or the Shared Services Agreement, (iv) not sell, lease, transfer or otherwise dispose of or mortgage or pledge or impose (voluntarily or involuntarily) any Liens on any of the Assigned Leases or the Shared Services Agreement, and (v) not accelerate or delay any payment due and payable under any Assigned Lease or the Shared Services Agreement. Each Seller Party shall promptly deliver to Buyer copies of any written correspondence or notices either distributed or received by any such Seller Party in respect of the Assigned Leases or the Shared Services Agreement.
     6.2. Certain Covenants of Buyer.
          (a) Cooperation Regarding Rating Agencies and Trustee. Buyer shall act in good faith to obtain, and shall cooperate with the Seller Parties and assist them in obtaining, the Rating Agency Affirmation Letters, the execution and delivery by the applicable Trustee of an

Appointment and Assumption Agreement with respect to the Servicing Agreement of each Securitization Series and Countryplace Series, and such other consents necessary for and Sellers’ resignations and Buyer’s appointment as Servicing Party under the Servicing Agreements and the sale and purchase of the Conveyed Property hereunder.
          (b) Access to Information; Facility Documents; Cooperation. Subject to applicable Law and the Facility Documents, after the Closing and at the Seller Parties’ sole cost and expense, Buyer shall afford, and shall cause its Affiliates to afford, to any Seller Party, its Affiliates and its and their counsel, accountants and auditors, during normal business hours, reasonable access to the books and records and similar materials relating to the Conveyed Property, the Third Party Servicing Agreements, the Countryplace Series and the Securitization Program (including the Facility Documents), and the right to make copies thereof or, to the extent not in violation of Buyer’s duties as Servicing Party under the Servicing Agreements, to receive an original document and substitute a copy thereof, or, if requested by any Seller Party, Buyer shall promptly deliver such copies or, to the extent not in violation of or in conflict with Buyer’s duties as Servicing Party under the Servicing Agreements, such original documents to any Seller Party, to the extent that such access may be reasonably required by any Seller Party or any of its Affiliates for any lawful purpose, including, without limitation, (i) the preparation of the financial statements of any Seller Party and its Affiliates and all Tax Returns or in connection with any audit or proceeding with respect thereto, (ii) in connection with any action required to be taken by any Seller Party under any Facility Document or otherwise in connection with the Securitization Program, the Countryplace Series or the Third Party Servicing Agreements (including in connection with the circumstances described in clause (i) or (ii) of Section 6.2(c)) and (iii) the investigation, litigation and final disposition of any Action that may have been, or may be, made against any Seller Party or any of its Affiliates (including without limitation any Action disclosed on Schedule 4.1(d) hereto). Without limiting the foregoing, Buyer shall use its commercially reasonable efforts, at the Seller Parties’ sole cost and expense, to obtain any consents, approvals, affirmations, waivers or similar actions of any Persons (including without limitation from the applicable Trustee or Rating Agencies) to permit Buyer to deliver copies or original documents to any Seller Party as provided under clause (C) above. To the extent that any such books and records and materials are in the possession of the Trustee, Buyer shall, upon any Seller Party’s request and at the Seller Parties’ sole cost, exercise its rights as Servicing Party under the Servicing Agreements to obtain such books, records and materials from the Trustee and deliver copies or originals thereof to any Seller Party at the Seller Parties’ sole cost.
          (c) From and after the Closing, if Buyer receives written notice (i) that any Seller Party has breached any representation or warranty or agreement contained in any Facility Document or (ii) of any circumstance that would require any Seller Party to perform or otherwise discharge any Liabilities in respect of the Securitization Program, the Countryplace Series, any Facility Documents (including the repurchase of any MH Account under a Securitization Program) or any Third Party Servicing Agreement that are not Assumed Liabilities or otherwise incur any Liability in respect of the Securitization Program, the Countryplace Series, the Third Party Servicing Agreements or any Facility Document that is not an Assumed Liability, Buyer shall use commercially reasonable efforts to notify such Seller Party, and shall cooperate with such Seller Party, at the Seller Parties’ sole expense, in such Seller Party’s efforts to address and remedy such breach or to perform, discharge or minimize such Liability.

          (d) Proxy Statement. Buyer shall cause any information supplied by it or any of its representatives for inclusion or incorporation by reference in the Proxy Statement, at the time that the Proxy Statement is first mailed to the stockholders of Parent and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
     6.3. Post-Closing Servicing; Obligor Notices.
          (a) Sellers shall continue to engage in “servicing” (within the meaning of 24 CFR § 3500.2) each Land-and-Home Contract for a period of 15 days after the notice referred to in Section 6.3(b) hereof is mailed to the respective Borrower by receiving each scheduled periodic payment made by such Borrower pursuant to the terms of such Land-and-Home Contract and remitting in accordance with Section 6.1(d) of this Agreement to Buyer such payments so received. Neither any Seller Party nor any of its Affiliates shall be responsible for servicing any Serviced Account in any other capacity from and after the Closing, including, without limitation, invoicing Borrowers, repossessing or otherwise foreclosing upon Loan Collateral, protecting and preserving Loan Collateral or enforcing rights and remedies under the Loan Documents. The Seller Parties shall be deemed to have complied with the provisions of this Section 6.3(a) if the notice referred to in Section 6.3(b) is delivered at least 15 days prior to but excluding the Closing Date.
          (b) At or prior to the Closing, the Seller Parties shall reasonably cooperate with Buyer to jointly prepare and execute a consolidated “hello” and “good-bye” notice of servicing transfer complying with the transferee and transferor servicer requirements of 24 CFR § 3500.21(d) with respect to each Land-and-Home Contract. On the Closing Date (or as soon as reasonably practical thereafter), Buyer shall deliver such notices to the respective Borrower by prepaid first class mail; provided that the cost and expense of such postage shall be borne equally by the Seller Parties, on the one hand, and Buyer, on the other hand.
          (c) Neither any Seller Party nor any of its Affiliates shall be responsible for servicing any Serviced Account in any capacity from and after the Closing, including, without limitation, invoicing Borrowers, repossessing or otherwise foreclosing upon Loan Collateral, protecting and preserving Loan Collateral or enforcing rights and remedies under the Loan Documents; provided, however, that the Seller Parties shall prepare and deliver to the Trustee and each other requisite recipient for each Series the Remittance Report due in the month in which the Closing Date occurs (covering the Closing Due Period) in accordance with the terms of the related Servicing Agreement. Each such Remittance Report shall be substantially in the same form as the Remittance Report prepared by the Seller Parties for the Due Period ending immediately preceding the Closing Due Period for the related Series and shall include all certifications and representations to the Trustee contained on such earlier Remittance Report and such Remittance Report will not state that such reports are being prepared or provided on behalf of Buyer or its Affiliates or words to that effect. The Seller Parties shall provide Buyer a copy of each such Remittance Report at least one Business Day prior to the related Remittance Date. Each Seller shall comply with any and all procedures set forth in the Servicing Agreements regarding its resignation including the transfer of any monies held in Collection Accounts or similar funds on behalf of bondholders. To the extent that any Seller holds monies which are owing to third parties which are non-reimbursable (“Third Party Payments”), such as Taxes, such Seller may retain such funds for its own account and Buyer will receive a credit for such sum against the Purchase Price.
          (d) All payments and reimbursements received under the terms of any Servicing Agreement on or after the Closing Date shall be the property of Buyer and if received by Sellers shall be held in trust by such Seller for the benefit of Buyer, and such Seller will promptly transmit, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer for Buyer’s own account (within three Business Days of such Seller’s receipt thereof) all such payments and reimbursements. All payments and reimbursements constituting Excluded Assets that are received under the terms of any Servicing Agreement on or after the Closing Date shall be the property of Sellers and if received by Buyer shall be held in trust by Buyer for the benefit of Seller, and Buyer will promptly transmit, by wire transfer of immediately available funds to an account designated by Sellers, to Sellers for Sellers’ own account (within three Business Days of Buyer’s receipt thereof) all such payments and reimbursements.
     6.4. Post Closing Data Files. The Seller Parties shall deliver the Post Closing Data Files to Buyer within two Business Days after the Closing Date.
     6.5. Further Assurances. At and after the Closing, and without further consideration therefor, (a) each Seller Party shall execute, or arrange the execution of, and deliver to Buyer such further instruments and certificates of conveyance and transfer as Buyer may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Conveyed Property from such Seller Party to Buyer as provided herein, and (b) Buyer shall execute, or shall arrange the execution of, and deliver to any Seller Party such further instruments and certificates of assumption, novation and release as such Seller Party may reasonably request or as may otherwise be necessary to effectively make Buyer responsible for all Assumed Liabilities.
     6.6. Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, the Seller Parties and Buyer shall each use their respective reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary under applicable Law to consummate the transactions contemplated hereby, including, without limitation, (a) obtaining any such necessary licenses, approvals and Orders of, and making any such necessary filings with and giving any such necessary notices to, any Governmental Authority with competent jurisdiction over the transactions contemplated hereby, (b) obtaining any Required Consents, (c) resolving any investigation or inquiry into the transactions contemplated hereby and (d) unless otherwise agreed by the parties, defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated hereby.

     6.7. Transaction Costs; Taxes.
          (a) Except as otherwise expressly provided for herein, each Seller Party and Buyer shall each be liable for and pay their respective transaction costs and expenses (including any legal, accounting and other professional fees and expenses) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.
          (b) Notwithstanding anything contained herein to the contrary, (i) Buyer shall be liable for and pay when due any fees and costs of recording and filing all applicable conveyancing or other instruments, associated with the sale and assignment of the Conveyed Property and the appointment of Buyer as Servicing Party under the Servicing Agreements as contemplated hereby, and Buyer shall, to the extent not prohibited by applicable Law, indemnify, defend and hold harmless each Seller Party and its Affiliates against all amounts in respect thereof and (ii) any sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax, documentary stamp Tax or similar Tax associated with the sale and assignment of the Conveyed Property contemplated hereby shall be paid equally by the Seller Parties, on the one hand, and Buyer, on the other hand; provided, however, that Buyer shall not be responsible for, and the Seller Parties shall, to the extent not prohibited by applicable Law, indemnify, defend and hold harmless Buyer and its Affiliates against, all amounts in respect thereof any Taxes imposed on or measured by net or taxable income of any Seller Party or any of its Affiliates in connection with the Conveyed Property hereunder. Each Seller Party and Buyer shall each be responsible for preparing and filing each Tax Return required by Law to be filed by it as a result of the transactions contemplated hereby, and each Seller Party and Buyer shall cooperate with each other in the preparation, execution and filing of all such Tax Returns regarding any Tax which becomes payable as a result of the transactions contemplated hereby and/or shall cooperate with each other to seek an available exemption from any such Tax. Within a reasonable time prior to the payment of any such Tax (or other amount) that is the responsibility of Buyer or the Seller Parties pursuant to this Section 6.7(b), the Person paying such Tax (or other amount) contemplated by this Section 6.7(b) shall notify the Person responsible for such Tax (or other amount) pursuant to this Section 6.7(b) of the amount of such Tax (or other amount) and the portion thereof which is the liability of such Person responsible for such Tax (or other amount) pursuant to this Section 6.7(b), although failure to provide such notice will not relieve such Person responsible for such Tax (or other amount) from its liability hereunder except to the extent that it has been prejudiced by such delay or failure.
          (c) Buyer and the Seller Parties agree that, for purposes of computing the amount of any indemnification payment under either this Section 6.7 or Article X of this Agreement, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.
     6.8. Employment Matters.
          (a) The Seller Parties shall deliver an updated Employee List to the Buyer in the event that (i) the employment with any Seller Party or any of its Affiliates of any Subject Employee is terminated, or (ii) any individual who is not listed on the Employee List becomes a Subject Employee. Prior to the Closing, Buyer may, at its sole discretion, extend offers of employment to any or all of the Subject Employees. All offers of employment to be made by Buyer pursuant to this Section 6.8 shall be made contingent upon and effective as of the Closing. The individuals who accept such offers of employment from Buyer are hereafter collectively referred to as the “Transferred Employees.” To the extent requested by Buyer, each Seller Party shall provide Buyer with reasonable access to each Subject Employee listed on the Employee List between the date hereof and the Closing Date and no Seller Party or any of its Affiliates shall directly or indirectly interfere with any attempt by Buyer to make an offer of employment to any such Subject Employee or otherwise take any action which might reasonably be expected to cause such Subject Employee to disfavor or decline any such offer of employment.
          (b) For the avoidance of doubt, nothing contained in this Section 6.8 shall be deemed to guarantee, or be construed as guaranteeing, employment to any particular employee for a period greater than otherwise required by any applicable Law. Except as provided otherwise in this Section 6.8 or as required by applicable Law, the terms of the Transferred Employees’ employment shall be upon such terms and conditions as the Buyer, in its sole discretion, shall determine.
          (c) No provision of this Section 6.8 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of any Seller Party or of any of its Affiliates in respect of continued employment (or resumed employment) with Buyer or any of its Affiliates, and no provision of this Section 6.8 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.
     6.9. Certain Litigation Matters. From and after the Closing, Buyer will assume responsibility for and shall prosecute any Actions existing on the Closing Date constituting ordinary course collection litigation by any Seller as Servicing Party in respect of any Serviced Account, and, in connection therewith, each relevant Seller and Buyer shall as soon as practicable after the Closing make such filings and take any other action required to substitute Buyer for such Seller as a party to such litigation; provided that if any such litigation also includes, at the time of Closing or thereafter, counterclaims against such Seller or any of its Affiliates, such Seller shall remain a party to such litigation solely for purposes of such counterclaim and such Seller shall control the defense of such counterclaim. Each Seller and Buyer shall cooperate and coordinate with each other in connection with both any such Action being prosecuted by Buyer and any counterclaim being defended by such Seller.
     6.10. Confidentiality.
          (a) Each Seller Party and its Affiliates shall hold and keep confidential (and shall not disclose) any information provided by Buyer pursuant to Section 6.2(b)(i) hereof; provided that this Section 6.10(a) shall not apply to (i) information which is publicly available at the time of disclosure (through no act of any Seller Party or any of its Affiliates) or (ii) disclosures which are required to be made under legal process by applicable Laws.

          (b) Buyer and its Affiliates will hold and keep confidential (and will not disclose) any information provided by any Seller Party pursuant to Section 6.1(c) hereof; provided that this Section 6.10(b) shall not apply to (i) information which is publicly available at the time of disclosure (through no act of Buyer or any of its Affiliates) or (ii) disclosures which are required to be made under legal process or by applicable Law.
     6.11. Certain Lease Apportionments. Notwithstanding anything to the contrary contained in this Agreement, all income from and expenses relating to the Assigned Leases of every type (including, without limitation, all rent, additional rent, real estate taxes, common area maintenance and other charges, insurance obligations and utility charges) and nature as is customary with a Closing of the type contemplated by this Agreement (including, without limitation, accrued expenses not yet due and payable and income collected prior to the Closing) shall be apportioned and prorated over the appropriate period in a manner that fairly apportions such income and expense among Buyer, on the one hand, and the Seller Parties, on the other hand, at the Closing as of the close of business on the day immediately prior to the Closing Date. The Seller Parties agree to prorate real estate taxes and assessments based on when such taxes and assessments accrue, notwithstanding when such taxes and assessments become a lien on the premises leased by the Assigned Leases. The prorations and apportionments hereunder shall be jointly prepared by the Seller Parties and Buyer before the Closing on the basis of actual and estimated amounts as provided. The Seller Parties and Buyer agree to adjust between themselves after the Closing any errors, reconciliations, or omissions on the prorations or adjustments set forth in the closing statements and any other prorations or adjustment made pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, such apportionments shall be deemed final and not subject to further post-Closing adjustments if no such adjustments have been requested within 90 days after such time as all necessary information is available to make a complete and accurate determination of such apportionments. The provisions of this Section 6.11 shall survive the Closing indefinitely.
     6.12. Fort Worth Real Property. Each Seller Party shall be obligated to comply with the terms set forth in each of the Assigned Leases that provide for specified procedures to transfer the Assigned Leases, including, without limitation, the provisions set forth in Article 11 of the Fort Worth Lease.
     6.13. Servicing of Third Party Accounts.
          (a) If at any time prior to the date that is 48 months from the Closing Date, Buyer or its Affiliate is terminated or replaced as Servicer under any Third Party Servicing Agreement for any reason, Parent shall pay to Buyer or its designated Affiliate an amount equal to the Third Party Servicing Rebate.
          (b) The Third Party Servicing Rebate shall be due and payable to Buyer on the 15th day following the last day of the Collection Period in which Buyer was terminated or replaced (provided that, in the event that such 15th day is not a Business Day, then such Third Party Servicing Rebate shall be due and payable on the first Business Day following such 15th day).

     6.14. Servicing of MH Accounts. In acting as Servicer of the MH Accounts, Buyer shall apply a standard of care no less than that which Buyer customarily exercises with respect to assets similar in nature and character to the MH Accounts that Buyer services for itself in accordance with its existing practices and procedures relating to assets of the nature and character of the MH Accounts.
     6.15. Optional Redemption.
          (a) Not less than 45 days in advance of a date on which Buyer reasonably expects an Optional Redemption Date to occur for a Redeemable Series, Buyer, for so long as it is Servicer for such Redeemable Series, will notify Parent of the occurrence of such Optional Redemption Date and whether Buyer has decided to exercise the Optional Redemption Right related to such Optional Redemption Date on behalf of itself or its Affiliates. If Parent is not the Trust Interest Holder for the applicable Redeemable Series as of the notice date described above, Parent will forward the notification to the Trust Interest Holder.
          (b) If Buyer elects not to exercise the Optional Redemption Right arising on an Optional Redemption Date (such election a “Redemption Declination”), the Trust Interest Holder may, within ten Business Days of delivery of a notice from Buyer of a Redemption Declination, notify Buyer that is desires that Buyer exercise the Optional Redemption Right on behalf of the Trust Interest Holder (such request a “Holder Election”). Following receipt of notice of a Holder Election, Buyer will comply with all requirements of the Servicer in connection with the exercise of an Optional Redemption Right under the related Servicing Agreement. In connection with a Holder Election, Buyer will notify the Trustee for the Redeemable Series that the Trust Interest Holder will deposit the Redemption Price for such Redeemable Series on Buyer’s behalf, and, the Trust Interest Holder will deposit the Redemption Price for the related Redeemable Series directly with the Trustee for such Redeemable Series on the date required by the related Servicing Agreement. Following the receipt by the Trustee of the Redemption Price and the redemption of the securities of the Redeemable Series, Buyer will simultaneously acquire the MH Accounts related to such Redeemable Series (the “Redeemed Accounts”) and convey such Redeemed Accounts to the Trust Interest Holder pursuant to a Forward Sale Agreement.
          (c) If the Trust Interest Holder (i) does not appoint Buyer or its Affiliate to service such Redeemed Account, or (ii) conveys the Redeemed Accounts to a party, and following such conveyance the acquiring party does not appoint Buyer or its Affiliate to service such Redeemed Accounts, the Trust Interest Holder will notify Buyer of such and will, within five Business Days of delivering such notice, pay to Buyer in immediately available funds a rebate amount equal to 2.04% of the aggregate unpaid principal balance of such Redeemed Accounts.
          (d) For so long as Buyer or its Affiliate is servicer of a Redeemable Series, if (i) (A) such Redeemable Series is redeemed prior to an Optional Redemption Date pursuant to the terms of a Redemption Right exercised by any party other than Buyer or its Affiliate or (B) such Redeemable Series is subject to an auction at any time and the winning bidder at such auction is a Seller Party or its Affiliate, a holder of any residual interest in such Redeemable Series or any agent of any of the foregoing, and (ii) at any time from and after such redemption,

Buyer or its Affiliate is not retained as servicer with respect to any MH Account within such Redeemable Series, Parent will notify Buyer of such and will, within five Business Days of delivering such notice, pay to Buyer in immediately available funds a rebate amount equal to 2.04% of the aggregate unpaid principal balance of such MH Account as of the date such Redeemable Series was redeemed.
          (e) Notwithstanding the foregoing, a Trust Interest Holder’s failure to either (i) exercise a Holder Election within ten Business Days of the delivery of a Redemption Declination by Buyer or (ii) deposit the Redemption Price for a Redeemable Series by the date required under the related Servicing Agreement shall, to the extent not prohibited by applicable Law, operate as an irrevocable waiver of all of its rights and interest in the Optional Redemption Right for the related Redeemable Series, and the Trust Interest Holder and its Affiliates will hold Buyer harmless for any disposition of the MH Accounts related to such Redeemable Series to any other party including Buyer.
          (f) All costs and expenses, including reasonable attorneys fees, incurred by Buyer in connection with a Holder Election shall be borne solely by the Trust Interest Holder and shall be payable in connection with the consummation of the related Forward Sale Agreement.
     6.16. Performance by Sellers. Without limitation of any specific reference to such effect elsewhere herein, Parent irrevocably covenants to Buyer that it will cause OFLLC to, and will cause OFLLC to cause OSI to, perform its respective obligations hereunder and under any Closing Document to which it (or any of them) is a party and otherwise to comply with the terms hereof and thereof.
     6.17. Delivery of Certain Information.
          (a) For so long as Buyer or its Affiliates is the Servicer for a Series, Buyer agrees to periodically deliver to the Seller Parties the servicing data for such Series described on Schedule 6.17(a) hereto (the “Reported Data”) at the respective intervals described therein.
          (b) Each Seller Party represents and covenants that any Seller Party or any of its Affiliates receiving any item of Reported Data will utilize such Reported Data solely to the extent necessary to perform its respective obligations under a Dealer Program.
          (c) For so long as Buyer or its Affiliates is the Servicer for a Securitization Series (other than Merit 11, Merit 12 and Merit 13), Buyer agrees to post the servicing data for such Securitization Series described on Schedule 6.17(c) hereto to its ABS portal website on the monthly remittance date for such Securitization Series.
     6.18. Mitigation of Losses. Buyer agrees to reasonably cooperate with each Seller in the performance of its duties as Servicer under the Servicing Agreements (as applicable) with respect to mitigating repossessions and other losses.
     6.19. Termination of Servicing.
          (a) If at any time Buyer or its Affiliate is terminated or replaced as Servicing Party under any Series (other than a Countryplace Series) due to the occurrence of a Servicer

Default arising or continuing on or prior to the Closing Date, Parent shall pay to Buyer or its designated Affiliate an amount equal to the Termination Rebate.
          (b) The Termination Rebate shall be due and payable to Buyer on the 15th day following the last day of the Collection Period in which Buyer was terminated or replaced (provided that, in the event that such 15th day is not a Business Day, then such Termination Rebate shall be due and payable on the first Business Day following such 15th day).
     6.20. Reserve Accounts. For so long as Buyer or its Affiliate is servicer of an applicable Series, following the Closing Date, with respect to any Servicing Transfer under an applicable Servicing Agreement, Buyer will (a) pay any and all costs and expenses incurred by a Backup Servicer or Subservicer associated with the transfer to such parties of such servicing functions, and (b) will use its commercially reasonable efforts to ensure that no amounts from any Reserve Account funded by a Seller Party will be paid to any Person other than the Seller Party who initially deposited such amounts.
     6.21. Required Liquidity Maintenance.
          (a) From the date hereof until the fourth anniversary of the Closing Date, Parent shall not, and shall not permit any of its direct or indirect subsidiaries to (i) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the Secured Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Secured Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Secured Indebtedness, would increase the interest rate applicable to such Secured Indebtedness, or would otherwise be adverse to Buyer in any respect; provided that, in the event of an “Event of Default” under the Secured Indebtedness, the final maturity or average life to maturity may be amended.
          (b) From the date hereof until the fourth anniversary of the Closing Date, Parent shall not, and shall not permit any of its direct or indirect subsidiaries to make any voluntary or optional payment, prepayment, redemption, Refinancing, defeasance, sinking fund payment or other acquisition for value of the Secured Indebtedness (including, without limitation, by way of depositing money or securities with any agent or other Person before the date such Secured Indebtedness matures for the purpose of paying any portion of such Secured Indebtedness when due) (an “Optional Prepayment”), without obtaining the prior written consent of Buyer, such consent not to be unreasonably withheld; provided, however, that Parent and its direct or indirect subsidiaries may, by a single Optional Prepayment, indefeasibly pay in full all obligations under the Secured Indebtedness without such consent of Buyer so long as, prior to making any such Optional Prepayment, Parent shall have established to the reasonable satisfaction of Buyer that, after giving effect to such Optional Prepayment, no breach of, or noncompliance with, the provisions of Section 6.21(d) will or would reasonably be expected to occur; provided, further, that Parent and its direct or indirect subsidiaries may Refinance the Secured Indebtedness solely with Permitted Refinancing Indebtedness without the consent of Buyer so long as, prior to the consummation of such Refinancing, Parent shall have established to the reasonable satisfaction of Buyer that, after giving effect to such Refinancing, no breach of, or noncompliance with, the provisions of Section 6.21(d) will or would reasonably be expect to occur. Buyer shall have no obligation to provide its consent; provided that Buyer will provide its consent if Parent demonstrates to the reasonable satisfaction of Buyer that, at the time an Optional Prepayment is proposed, and after giving effect thereto on a pro forma basis, the aggregate amount of Parent’s unrestricted Cash and unrestricted Cash Equivalents (which aggregate amount is net of float from banks for uncleared funds) is, and based upon the most recent financial forecasts of Parent for the twelve months following such payment, will continue to be more than the Minimum Liquidity Amount. This Section 6.21(b) shall terminate from and after the date Parent consummates the disposition of its loan origination platform for reasonably equivalent value to a third party buyer pursuant to which the third party buyer either assumes all of the operational liabilities related to such platform (including, without limitation, proportionate lease and employee obligations) or Parent and its direct and indirect subsidiaries is otherwise irrevocably released from such liabilities.
          (c) Notwithstanding the foregoing, on or prior to the Closing Date, OFLLC shall be permitted to make an Optional Prepayment (i) with respect to the 2007 Loan Agreement, in the amount of no more than $15,000,000 and (ii) with respect to the Loan Agreement, no more than an amount of costs and fees (to the extent provided for in the Loan Agreement or the 2007 Loan Agreement), interest and principal outstanding under the Loan Agreement, such that Parent and its direct and indirect subsidiaries shall have Cash and Cash Equivalents of at least $12,500,000 after giving effect to the payments contemplated by clauses (i) and (ii) of this Section 6.21(c); provided, however, that the total payments under this Section 6.21(c) shall not be less than $25,000,000.
          (d) From the date hereof until the fourth anniversary of the Closing Date, Parent shall not permit the aggregate amount of unrestricted Cash and unrestricted Cash Equivalents (which aggregate amount is net of float from banks for uncleared funds) to be less than the Minimum Liquidity Amount at any time. On or prior to the fifth Business Day of each calendar month, Parent shall deliver to Buyer a certificate duly executed by a senior officer of Parent certifying that Parent has complied in all respects with the provisions of this Section 6.21(d) as of the last day of the prior calendar month. At any time that Parent is in violation of this covenant, Parent shall not, and shall not permit any of its direct or indirect subsidiaries to make any Optional Prepayment.
          (e) From the date hereof until the fourth anniversary of the Closing Date, as soon as available, and in any event within thirty (30) days after the end of each calendar quarter ending after the Closing Date, Parent shall provide to Buyer the unaudited consolidated balance sheet of Parent as at the end of such calendar quarter.
          (f) Each of the parties hereto hereby agrees that irreparable damage would occur in the event that any of the provisions in this Section 6.21 were not performed by Parent and its direct and indirect subsidiaries in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled (to the extent not prohibited by applicable Law) to an injunction or injunctions to prevent breaches of this Section 6.21 and to enforce specifically the terms and provisions of this Section 6.21 without bond or other security being required and without the necessity of proving the inadequacy of money damages, this being in addition to any other remedy to which they are entitled at law or in equity.

     6.22. Access to Fort Worth Real Property. From and after the Closing, upon reasonable prior written notice by a Seller Party to Buyer, Buyer shall grant to representatives of such Seller Party reasonable access during normal business hours to the Fort Worth Real Property solely for the purpose of permitting such representatives to remove and retrieve therefrom any Excluded Assets then located on or in the Fort Worth Real Property and, in connection therewith, to utilize necessary related services, including, the telephone, fax machines, internet access and moving equipment; provided that (a) Buyer shall have the right to designate one or more of its representatives to supervise and accompany any such representative of such Seller Party at any and all times during which any such access is so granted by Buyer, (b) no representative of such Seller Party shall remove any objects, assets or property from the Fort Worth Real Property without first establishing to the reasonable satisfaction of Buyer that such objects, assets or property constitute Excluded Assets, and (c) Buyer shall not be obligated hereby or otherwise to grant any such access or to permit any such removal of any objects, assets or property or utilization of services, and Buyer shall have the right to deny such access, removal or utilization, if Buyer determines in good faith that such access, removal or utilization would unreasonably interfere with Buyer’s business activities at the Fort Worth Real Property or cause Buyer to incur any unreasonable expense.
ARTICLE VII.
CONDITIONS TO OBLIGATIONS OF BUYER
     7.1. Conditions. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:
          (a) Representations and Warranties. The representations and warranties of the Seller Parties contained in Section 4.1(b), Section 4.1(d), Section 4.1(g), Section 4.1(p), Section 4.1(q) and Section 4.1(s) shall be true and correct in all respect, and all other representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respect, on and as of the Closing Date, as though such representations and warranties were made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.
          (b) Covenants. The covenants set forth in Section 6.1(b)(ii) shall have been complied with and performed by each Seller Party in all respects, and all other covenants contained in this Agreement to be complied with and performed by the Seller Parties on or prior to the Closing Date shall have been complied with or performed in all material respects.
          (c) No Injunction. There shall not be in effect any Order issued by any Governmental Authority restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.
          (d) Certain Deliveries. Buyer shall have received the items described in Section 9.2 as provided therein.

          (e) Rating Agency Affirmation Letters. Buyer, Sellers and the applicable Trustee shall have received from the related Rating Agencies, as to each Securitization Series and Countryplace Series, originals or photocopies of the related Rating Agency Affirmation Letters.
          (f) Closing Data Files. The Seller Parties shall have delivered to Buyer the Closing Data Files for each Series.
          (g) Required Consents. All third-party consents and approvals not otherwise specified in this Section 7.1 or in Section 8.1 hereof, but required to be obtained by any Seller Party in connection with or for the consummation of the transactions contemplated by this Agreement, including, without limitation, any such consents and approvals required by Law or by any Governmental Authority and the consent of the landlord under the Fort Worth Lease to the initial execution and delivery of the Temporary Use and Occupancy Agreements and the assignment of the Assigned Leases as contemplated by this Agreement (all such consents and approvals, collectively, the “Required Consents”), shall in each case have been obtained.
          (h) Stockholder Approval. The Stockholder Approval shall have been obtained.
          (i) Financial Advisor Opinion. The written opinion described Section 4.1(p) shall have not been amended, modified, supplemented, withdrawn, rescinded or qualified in any respect, and such opinion shall be in full force and effect.
          (j) Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been a Material Adverse Effect.
          (k) Assigned Leases. Each Assigned Lease shall be in full force and effect and no breach shall have occurred and be continuing thereunder.
          (l) No Liens. There shall not exist any Lien on or relating to any of the Conveyed Property and no Conveyed Property shall be subject to any Lien other than restrictions expressly imposed under the Servicing Agreements and the Assigned Leases (as applicable).
ARTICLE VIII.
CONDITIONS TO OBLIGATIONS OF SELLER PARTIES
     8.1. Conditions. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Parent in its sole discretion:
          (a) Representations and Warranties. The representations and warranties of Buyer contained in Section 5.1(b) shall be true and correct in all respect, and all other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respect, on and as of the Closing Date, as though such representations and warranties were made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.
          (b) Covenants. All the covenants contained in this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.
          (c) No Injunction. There shall not be in effect any Order issued by any Governmental Authority restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.
          (d) Certain Deliveries. Parent shall have received the items described in Section 9.3 as provided therein.
          (e) Rating Agency Affirmation Letters. Buyer, Sellers and the Trustee shall have received from the related Rating Agencies, as to each Series, originals or photocopies of the related Rating Agency Affirmation Letters.
          (f) Stockholder Approval. The Stockholder Approval shall have been obtained.
ARTICLE IX.
CLOSING
     9.1. Time and Place. Unless this Agreement shall have been terminated pursuant to Article XI hereof, the closing (the “Closing”) of the transactions contemplated herein shall take place at 10:00 a.m., local time, on the first day of the calendar month following the date on which the conditions set forth in Article VII hereof and Article VIII hereof shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall have occurred (provided that, in the event that such first day is not a Business Day, then the Closing shall take place at 10:00 a.m., local time, on the first Business Day following such first day), or at such other time and/or on such other date as to which Parent and Buyer may mutually agree (the date of the Closing, the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. (New York time) on the Closing Date. The Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 or at such other place as to which Parent and Buyer may mutually agree.
     9.2. Deliveries by Seller Parties. At the Closing, the Seller Parties shall deliver, or cause to be delivered, the following:
          (a) to Buyer and the Trustee, the Bill of Sale, in each case duly executed by Sellers (as applicable) and each other party thereto (other than any Buyer Party);
          (b) to Buyer and the Trustee, the Appointment and Assumption Agreement with respect to the Servicing Agreement of each Series, in each case duly executed by Sellers (as applicable) and each other party thereto (other than any Buyer Party);

          (c) to Buyer, the Powers of Attorney with respect to the Servicing Agreement of each Series, in each case duly executed by Sellers (as applicable);
          (d) to Buyer, the Assignment of Leases, duly executed by OFLLC and all lease files relating thereto, including, without limitation, the keys for the Fort Worth Facility, the combination of any safes located at the Fort Worth Facility and the access codes for any electronic security system located at the Fort Worth Facility;
          (e) to Buyer, UCC-1 Financing Statements naming each Seller (as applicable) as seller and Buyer or its Affiliate(s) as purchaser of the Conveyed Property governed by Article 9 of the UCC in form sufficient for filing in the State of Delaware;
          (f) to Buyer, copies of updated Schedules pursuant to Section 6.1(f);
          (g) to Buyer and the Trustee, an Effective Notice for each Appointment and Assumption Agreement identifying the Closing Date as the Effective Date, in each case duly executed by Sellers (as applicable) and each other party thereto (other than any Buyer Party);
          (h) to Buyer, a certificate, duly executed by an officer of Parent, certifying as to the satisfaction of the conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.1(i), Section 7.1(j) and Section 7.1(l);
          (i) to Buyer, a written estoppel certificate, in form and substance reasonably acceptable to Buyer and otherwise in accordance with the terms set forth in the Fort Worth Lease, duly executed by the landlord under the Fort Worth Lease and dated not more than five days prior to the Closing Date;
          (j) to Buyer, a written estoppel certificate, in form and substance reasonably acceptable to Buyer, duly executed by the sublessee under the Fort Worth Sublease and dated not more than five days prior to the Closing Date;
          (k) to Buyer, the Transitional Services Agreement, duly executed by the Seller Parties;
          (l) to Buyer, legal opinions of counsel to the Seller Parties, substantially in the forms attached hereto as Exhibits H-1, H-2 and H-3;
          (m) to Buyer, evidence reasonably satisfactory to Buyer that all Liens on or relating to any item of Conveyed Property, or to which any item of Conveyed Property is subject, as set forth on Schedule 4.1(t) hereto, have been released and discharged in all respects;
          (n) to Buyer, a written subordination non-disturbance and attornment agreement, in form and substance reasonably acceptable to Buyer and otherwise in accordance with the terms of the Fort Worth Lease, duly executed by the landlord under the Fort Worth Lease;
          (o) to Buyer, a payoff letter, in form and substance reasonably acceptable to Buyer, with respect to the indefeasible payment in full of all outstanding indebtedness and other obligations under that certain Amended and Restated Senior Loan Agreement, dated as of April 8, 2008 (as the same may be amended, modified or supplemented hereafter), between the OFLLC, as borrower, and the William M. Davidson Trust u/a/d December 13, 2004, as lender, duly executed by such lender;
          (p) to Buyer, the Whole Loan Servicing Agreement, duly executed by OFLLC;
          (q) to Buyer, each Mortgage Selling and Servicing Contract with respect to the Third Party Accounts currently serviced by Fannie Mae Approved Seller/Servicer Number 24250-0016, Fannie Mae Approved Seller/Servicer Number 24250-0008 and Fannie Mae Approved Seller/Servicer Number 25936-0005, in each case duly executed by Fannie Mae; and
          (r) to Buyer, evidence reasonably satisfactory to Buyer that, after giving effect to the Closing and the payment of all amounts paid, payable, to be paid or permitted to be paid pursuant to Section 6.21(c), Parent and its direct and indirect subsidiaries will have Cash and Cash Equivalents of at least $12,500,000.
     9.3. Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Parent the following:
          (a) the Bill of Sale, duly executed by the applicable Buyer Parties;
          (b) the Appointment and Assumption Agreement with respect to the Servicing Agreement of each Series, in each case duly executed by the applicable Buyer Parties;
          (c) the Assignment of Leases, duly executed by Buyer;
          (d) a certificate, duly executed by an officer of Buyer, certifying as to the satisfaction of the conditions set forth in Section 8.1(a) and Section 8.1(b);
          (e) the Transitional Services Agreement, duly executed by the applicable Buyer Parties; and
          (f) the Whole Loan Servicing Agreement, duly executed by the applicable Buyer Parties.
ARTICLE X.
INDEMNIFICATION
     10.1. Survival. All representations and warranties set forth in Article IV hereof and Article V hereof and all agreements, obligations and covenants of the parties hereto contained in this Agreement that are by their terms to be performed at or prior to the Closing shall survive the Closing until 18 months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 4.1(p), Section 4.1(q) and Section 4.1(r) hereof shall survive the Closing until the third anniversary of the Closing Date, (b) the representations and warranties set forth in Section 4.1(o) and Section 4.1(s) shall survive until the expiration of all applicable statute of limitations periods, and (c) the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.1(e) and Section 4.1(g), Section

5.1(a), Section 5.1(b) and Section 5.1(e) hereof shall survive the Closing indefinitely. The agreements, obligations and covenants of the parties hereto that are not to be performed at or prior to the Closing shall survive the Closing indefinitely.
     10.2. Indemnification.
          (a) Indemnification by Seller Parties.
                    (i) From and after the Closing, subject to the limitations set forth in this Article X, each Seller Party shall, to the extent not prohibited by applicable Law, jointly and severally reimburse, indemnify, defend and hold harmless each of Buyer, its Affiliates and each of their respective permitted successors and assigns, stockholders, members, partners, officers, directors, employees, agents and representatives and, solely with respect to any Losses related to any breach of or noncompliance with the provisions of Section 6.17(b), the Trustee of any related Series (collectively, the “Buyer Indemnitees”), against and in respect of any claim, damage, loss, liability, assessment, cost, disbursement, settlement, judgment, award, suit, demands, payment, fine, penalty or expense (including reasonable legal fees and expenses) of any kind or nature whatsoever (collectively, excluding consequential or incidental damages, “Losses”) that a Buyer Indemnitee may incur or suffer resulting or arising from, related to or incurred or suffered in connection with: (A) any breach of any representation or warranty of any Seller Party set forth in Article IV hereof (in each case disregarding all qualifications and exceptions relating to materiality, Material Adverse Effect or words of similar import) or in any Closing Document to which any Seller Party or any of its respective Affiliates is or will be a party; (B) the nonperformance, noncompliance or breach by any Seller Party or any of its respective Affiliates of any agreement, obligation or covenant to be performed by any Seller Party or any of its respective Affiliates under this Agreement or any Closing Document to which any Seller Party or any of its respective Affiliates is or will be a party; (C) any Action disclosed on Schedule 4.1(d) hereto; (D) any Seller’s activities as Servicing Party under the Servicing Agreements before the Closing; or (E) any failure of any Seller Party or any of its Affiliates to assume, pay, perform and discharge any Excluded Liability.
                    (ii) The parties hereto agree that no indemnification of a Buyer Indemnitee will be required under Section 10.2(a)(i)(A) hereof until the aggregate amount of all Losses suffered and incurred by all Buyer Indemnitees which are subject to indemnification by Seller Parties pursuant to Section 10.2(a)(i)(A) hereof exceeds $250,000, in which event Seller Parties shall be required to pay the entire amount of such Losses; provided that to the extent such Losses relate to breaches of representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.1(e) or Section 4.1(g), this Section 10.2(a)(ii) shall not apply. Sellers’ aggregate obligation for all matters to be indemnified under Section 10.2(a)(i)(A) hereof shall not exceed an aggregate amount equal to 50% of the Purchase Price (the “Cap”); provided that if such Losses relate to breaches of representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.1(d), Section 4.1(e) or Section 4.1(g), the Cap shall not apply.
          (b) Indemnification by Buyer.
                    (i) From and after the Closing, subject to the limitations set forth in this Article X, Buyer shall, to the extent not prohibited by applicable Law, reimburse, indemnify,

defend and hold harmless each Seller Party, its Affiliates and its and their stockholders, members, officers, directors, employees, agents and representatives (collectively, the “Seller Indemnitees”) against and in respect of any Losses that a Seller Indemnitee may incur or suffer resulting or arising from, related to or incurred or suffered in connection with: (A) any breach of any representation or warranty of Buyer set forth in Article V hereof (in each case disregarding all qualifications and exceptions relating to materiality, Material Adverse Effect or words of similar import) or in any Closing Document to which Buyer or any of its Affiliates is or will be a party, (B) the nonperformance, noncompliance or breach by Buyer or any of its Affiliates of any agreement, obligation or covenant to be performed by Buyer or any of its Affiliates under this Agreement or any Closing Document to which Buyer or any of its Affiliates is or will be a party, (C) Buyer’s activities as Servicing Party under the Servicing Agreements from and after the Closing or the actions of any Buyer Party with respect to the Conveyed Property, or (D) any failure of Buyer to assume, pay, perform and discharge any Assumed Liabilities.
                    (ii) The parties hereto agree that no indemnification of a Seller Indemnitee will be required under Section 10.2(b)(i)(A) hereof until the aggregate amount of all Losses suffered and incurred by all Seller Indemnitees which are subject to indemnification by Buyer pursuant to Section 10.2(b)(i)(A) hereof exceeds $250,000, in which event Buyer shall be required to pay the entire amount of such Losses; provided that to the extent such Losses relate to breaches of representations and warranties set forth in Section 5.1(a), Section 5.1(b) and Section 5.1(e), this Section 10.2(b)(ii) shall not apply. Buyer’s aggregate obligation for all matters to be indemnified under Section 10.2(b)(i)(A) hereof shall not exceed an aggregate amount equal to the amount of the Cap; provided that if such Losses relate to breaches of representations and warranties set forth in Section 5.1(a), Section 5.1(b) or Section 5.1(e), the Cap shall not apply.
          (c) Other Limitations on Indemnification. With respect to claims for indemnification under Section 10.2(a) hereof or Section 10.2(b) hereof, the following additional limitations shall apply:
                    (i) Insurance and Other Third Party Recoveries. Any identifiable Losses payable by any Seller Party or Buyer (as applicable, the “Indemnitor”) shall be reduced by the amount of any insurance proceeds received by the Person seeking indemnity (the “Indemnitee”) against such Losses and by the amount of any other indemnity, contribution or other similar payments actually recovered by the Indemnitee from an unrelated Person with respect to such Losses, net of costs of such recovery, and the Indemnitee shall submit a claim and administratively pursue such claim in a commercially reasonable manner under all appropriate insurance policies; provided, however, the Indemnitee shall not be required to pursue such amounts as a precondition to the Indemnitor’s obligation to pay a claim as required by this Article X or otherwise and the Indemnitor shall not be entitled to delay any payment for the purpose of awaiting receipt of insurance proceeds or other credits or amounts.
                    (ii) Retroactive Adjustments. If the amount of any limitation pursuant to this Section 10.2(c) is determined after payment by an Indemnitor, then the respective Indemnitee shall repay to such Indemnitor, promptly after such determination, any amount that such Indemnitor would not have had to pay pursuant to this Section 10.2(c) had such determination been made before the payment.

                    (iii) Other Limitations. The parties hereto shall each take, and shall cause to be taken by their respective Affiliates, all commercially reasonable steps to mitigate any Loss upon and after becoming aware of any event that could reasonably be expected to give rise to a claim for indemnification under Section 10.2(a) or Section 10.2(b) hereof, respectively, in respect of such Loss.
          (d) Notice and Defense of Claims.
                    (i) If an Indemnitee receives notice or otherwise obtains knowledge of any matter with respect to which an Indemnitor may become obligated to hold harmless or indemnify such Indemnitee under this Section 10.2, then such Indemnitee shall promptly deliver to such Indemnitor a written notice describing in reasonable detail the basis for indemnification and the amount to be indemnified, provided, however, that failure to promptly deliver such notice shall not affect the indemnification obligation except to the extent the Indemnitor is prejudiced or injured thereby, but in any event, the Indemnitee shall deliver such notice prior to the last day of the survival period for a representation, warranty, covenant or agreement that is the subject of that claim or such claim shall be forever barred. If claims for breaches of representations, warranties, covenants and agreements are timely asserted prior to the end of such survival period, then the applicable representation, warranty, covenant or agreement with respect to which such claim is based shall survive solely for the purposes of such claim after such survival period until the final resolution of such claim. If such matter involves a third party, the Indemnitor shall have the right, at its option, to assume the defense of such matter at its own expense and with its own counsel. If the Indemnitor elects to and does assume the defense of such matter, (a) the Indemnitor shall not be required to indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, (b) the Indemnitee shall cooperate in a commercially reasonable manner as reasonably requested by the Indemnitor in the defense or settlement of such matter, (c) the Indemnitor shall keep the Indemnitee reasonably informed of developments and events relating to such matter and (d) the Indemnitee and its counsel shall be afforded the opportunity to participate in, but not control, the defense of such claim. So long as the Indemnitor is in good faith defending the Indemnitee in such matter, the Indemnitee shall not settle or compromise such matter. In the event that the Indemnitor fails to defend the Indemnitee with respect to such matter, or notify the Indemnitee that it is undertaking such defense, within 30 days after receiving such written notice, the Indemnitee shall have the right (but not the obligation) to defend itself, or to enter into any commercially reasonable settlement of such matter (but such settlement shall be made only with the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld except in any instance in which such settlement requires the Indemnitor to admit any breach of Law, involves an injunction or future activity of the Indemnitor or requires the Indemnitor to pay any money damages).
                    (ii) Notwithstanding the foregoing provisions of this Section 10.2, if the Indemnitor notifies the Indemnitee in writing that it disputes any portion or all of its liability hereunder to the Indemnitee with respect to a third party claim promptly upon receipt of knowledge of such dispute (including in such notice reasonable detail for the basis of such dispute) (any such dispute between the Indemnitor and the Indemnitee, a “Dispute”), whether or not it has elected to defend such claim, if such Dispute is resolved in favor of the Indemnitor, the

Indemnitor will not be required to bear the costs and expenses of defense of the Indemnitee in connection with such third party claim incurred after the required notice of the Dispute is received by the Indemnitee.
          (e) Access to Books and Records. In the event of any claim for indemnity under this Section 10.2, each party hereto agrees to give each other party hereto and its representatives reasonable access to the books and records and similar materials and its employees relating to the Conveyed Property, the Securitization Program, the Countryside Series, the Third Party Servicing Agreements and the Facility Documents, in connection with the matters for which indemnification is sought to the extent the requesting party reasonably deems such access necessary in connection with its rights and obligations under this Section 10.2 and at the requesting party’s sole cost.
     10.3. Exclusive Remedy. Except with respect to claims (a) for fraud, (b) seeking equitable relief under Sections 2.1. Section 6.10 or Section 6.21 or (c) under Section 6.7 or Section 13.2, each Seller Party, on the one hand, and Buyer, on the other hand, hereby acknowledges and agrees, on behalf of itself and the other Seller Indemnitees and Buyer Indemnitees, as the case may be, that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each Seller Party, on the one hand, and Buyer, on the other hand, on behalf of itself and the other Seller Indemnitees or Buyer Indemnitees, as the case may be, to the fullest extent permitted under applicable Law, hereby waives any and all rights, claims, remedies and causes of action it may have against Buyer (in the case of any Seller Party and the other Seller Indemnitees) and/or any Seller Party (in the case of Buyer and the other Buyer Indemnitees) arising under or based upon any Law (including, without limitation, any such rights, claims, remedies or causes of action arising under or based upon common law or otherwise) or in equity relating to the subject matter of this Agreement, other than (i) in the case of fraud or (ii) such rights, claims, remedies or causes of action expressly provided for or expressly permitted under Section 2.1, Section 6.7, Section 6.10, Section 6.21, this Article X or Section 13.2.
ARTICLE XI.
TERMINATION
     11.1. Termination. This Agreement may be terminated at any time before the Closing as follows and in no other manner:
          (a) by mutual written agreement of Parent and Buyer;
          (b) by Parent or Buyer at any time after one or more Required Consents cannot be obtained, provided that the terminating party provides the other 45 days advance written notice including reasonable evidence that the Required Consents cannot be obtained;
          (c) by Parent or Buyer upon written notice to the other at any time after September 1, 2008 (the “Termination Date”), if the Closing shall have not occurred on or before such date;

          (d) by Parent or Buyer if any Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such Order, decree, ruling or other action shall have become final and nonappealable;
          (e) by Parent or Buyer, if no Recommendation Change shall have occurred at or prior to the Stockholders Meeting (including any adjournments or postponements thereof), the Stockholders Meeting (including any adjournments or postponements thereof) shall have been convened, a vote to approve this Agreement and the transactions contemplated hereby shall have been taken thereat and the Stockholder Approval shall have not been obtained;
          (f) by Buyer, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any Seller Party which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 7.1 to be satisfied and which is not cured within the earlier of (i) the Termination Date and (ii) 30 days following written notice to Parent from Buyer, or which by its nature or timing cannot be cured within such time period; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.1(f) if it is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;
          (g) by Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Buyer which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 8.1 to be satisfied and which is not cured within the earlier of (i) the Termination Date and (ii) 30 days following written notice to Buyer from Parent, or which by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.1(g) if any Seller Party is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;
          (h) by Buyer, if a Recommendation Change shall have occurred at or prior to the Stockholders Meeting (including any adjournments or postponements thereof); or
          (i) by Buyer, if a Recommendation Change shall have occurred at or prior to the Stockholders Meeting (including any adjournments or postponements thereof), the Stockholders Meeting (including any adjournments or postponements thereof) shall have been convened, a vote to approve this Agreement and the transactions contemplated hereby shall have been taken thereat and the Stockholder Approval shall have not been obtained.
     11.2. Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall, to the fullest extent permitted by applicable Law, become void and of no force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party hereto; provided, however, that if such termination shall result from (a) the willful failure of any party hereto to fulfill a condition to the performance of the material obligations of the other parties hereto, (b) the willful failure of any party hereto to perform a material covenant applicable to it or (c) the failure by a party to close after all conditions to Closing for its benefit have been satisfied or waived, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party hereto as a result of any such failure; provided, further, that, to the extent not prohibited by applicable Law, if (i) either Parent or Buyer terminates this Agreement pursuant to Section 11.1(c), Section 11.1(e) or Section 11.1(f) and (ii) within 12 months after the date of such termination, any Seller Party or any of its respective Affiliates enters into or consummates a definitive agreement with any third party with respect to a sale, transfer or conveyance of all or a substantial portion of the Conveyed Property, within one Business Day after the date on which such definitive agreement shall have been entered into or consummated (whichever shall have occurred first), the Seller Parties shall jointly and severally pay $1,250,000 (the “Termination Fee”) to, or as directed by, Buyer; provided, further, however, that, to the extent not prohibited by applicable Law, if Buyer terminates this Agreement pursuant to Section 11.1(h) or Section 11.1(i), within three Business Days after the date of such termination, the Seller Parties shall jointly and severally pay the Termination Fee to, or as directed by, Buyer. The Seller Parties shall pay the Termination Fee by wire transfer of immediately available funds to one or more account(s) specified by Buyer in writing. Notwithstanding the foregoing, Article I, Section 6.7, this Article XI, Article XII and Article XIII (other than Section 13.2) shall survive any termination of this Agreement.
ARTICLE XII.
NOTICES
     12.1. Notices. Any notice, demand or communication given or made pursuant hereto must be in writing and must be served personally or sent by fax, overnight courier or registered or certified mail (postage prepaid, return receipt requested), addressed to parties, as follows:

If to Buyer:	Green Tree Servicing LLC
345 St. Peter Street
1100 Landmark Towers
St. Paul, Minnesota 55102-1639
Attention: Chief Operating Officer
Facsimile: (651) 293-5746

with copies to:

Green Tree Servicing LLC
345 St. Peter Street
1100 Landmark Towers
St. Paul, Minnesota 55102-1639
Attention: General Counsel
Facsimile: (651) 293-5818

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Rosalind F. Kruse, Esq.
Facsimile: (212) 728-8111

If to any Seller Party:	Origen Financial, Inc.
27777 Franklin Road
Suite 1700
Southfield, MI 48034
Attention: Ronald Klein
Facsimile: (248) 644-5595

with copies to:

Jaffe Raitt Heuer & Weiss, P.C.
Suite 2500
27777 Franklin Road
Southfield MI 48086-5034
Attention: William E. Sider, Esq.
Facsimile: (248) 351-3082
or to such other Persons or at such other addresses as shall be furnished by like notice to the other parties hereto, and such notice or other communication shall be deemed to have been given or made as of the date so delivered or received.
ARTICLE XIII.
GENERAL
     13.1. Entire Agreement. This Agreement shall be binding on the parties hereto only upon execution and delivery of this Agreement by all of the parties hereto. This Agreement, together with the schedules and exhibits hereto (which schedules and exhibits are deemed a part of this Agreement) and any further agreements entered into by any Buyer Party and any Seller Party at the Closing, (a) contain the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and (b) supersede all prior negotiations, discussions, correspondence, communications, understandings, drafts and agreements between the parties relating to the subject matter of this Agreement (including the Offer Letter, which is hereby terminated by the parties hereto and under and with respect to which no Person shall have any further liability or obligation), all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or proceeding involving this Agreement.
     13.2. Publicity. Each party hereto agrees not to issue any press releases or make any other public announcement through the Closing Date regarding the transactions contemplated by this Agreement, except as otherwise required by applicable Law or the rules of any applicable stock exchange or Governmental Authority (but in such case only after giving each other party hereto a reasonable opportunity to comment on any such release or announcement in advance, consistent with such applicable requirements), and no such press release or public announcement shall be made by any party hereto after the Closing Date, except with the prior written consent of the other party hereto; provided that any Seller may notify any Governmental Authority that such

Seller has resigned as, and Buyer has succeeded as, Servicing Party under the Servicing Agreements in order to permit such Governmental Authority to reflect in any applicable records or filings that such resignation and succession has taken place. Any party’s breach of the provisions set forth in this Section 13.2 shall afford the non-breaching party any rights and remedies provided by law or in equity.
     13.3. Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process.
          (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the Laws of the State of Delaware and that the Laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (A) (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the extent not prohibited by applicable Law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clause (1) or (2) above shall, to the extent not prohibited by applicable Law, have the same legal force and effect as if served upon such party personally within the State of Delaware.
     13.4. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.
     13.5. Amendment; Waiver; Consent.
          (a) This Agreement may be amended, modified, supplemented or restated only by a written instrument executed by Parent and Buyer. The terms of this Agreement may be waived only by a written instrument executed, with respect to any waiver by any Seller Party, by Parent and, with respect to any waiver by Buyer, by Buyer.

          (b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether or not similar, and no such waiver shall operate or be construed as a continuing waiver unless so provided.
          (c) No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     13.6. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that, to the extent not prohibited by applicable Law, no party shall assign or delegate any of the rights or obligations under this Agreement (except, at any time after the Closing, by operation of law in connection with a merger, a sale of substantially all the assets, or a liquidation of Buyer or its Affiliates) without the prior written consent of each other party hereto, and any such purported assignment or delegation without such consent shall be void and of no effect; provided, however, that Buyer may (in its sole discretion), without the consent of any other party hereto, assign (in whole or in part and whether by merger, operation of law or otherwise) (a) this Agreement and its rights hereunder to its lenders and debt providers (or any administrative or collateral agent therefor) for collateral security purposes, and (b) this Agreement and its rights and obligations hereunder to one or more of its Affiliates; provided, further, that Buyer shall remain fully liable for, and shall not be released from, any Liabilities under this Agreement or any Closing Document as if Buyer was the purchaser of the Conveyed Property; provided, further, however, that any Seller Party may (in its sole discretion), without the consent of any other party hereto, assign (in whole or in part and whether by merger, operation of law or otherwise) it rights, but not any of its Liabilities, under Section 6.15. Nothing in this Agreement, express or implied, shall confer upon any Person other than a party to this Agreement or a party’s permitted successors and assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement except, with respect to Article X, to the extent that certain third-parties are expressly covered as Buyer Indemnitees or Seller Indemnitees.
     13.7. Severability. Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the fullest extent permitted by applicable Law, the parties hereby waive any provision of Law that may render any provision of this Agreement prohibited or unenforceable in any respect.
     13.8. Headings and Captions. The headings and captions in this Agreement are for convenience of reference only and shall not define, limit or otherwise affect in any way the scope or intent of the terms or provisions of this Agreement.

     13.9. Absence of Presumption. With regard to each and every term and condition of this Agreement and the Closing Documents, the parties hereto understand and agree that the same have been mutually negotiated, prepared and drafted and, if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any Closing Document.
     13.10. Counterparts; Facsimile. This Agreement may be executed by the parties in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

ORIGEN FINANCIAL, INC.
By:	/s/ Ronald A. Klein
	Name:	Ronal A. Klein
	Title:	CEO

ORIGEN SERVICING, INC.
By:	/s/ Ronald A. Klein
	Name:	Ronal A. Klein
	Title:	CEO

ORIGEN FINANCIAL, L.L.C.
By:	/s/ Ronald A. Klein
	Name:	Ronal A. Klein
	Title:	CEO

GREEN TREE SERVICING LLC
By:	/s/ Keith A. Anderson
	Name:	Keith A. Anderson
	Title:	President

[Signature Page to Asset Purchase Agreement]